                                                                  EXHIBIT (a)(1)

     This Offer to Purchase and the related Letter of Transmittal are important and require your immediate attention. If you are in doubt as to how to deal with any of them, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON SHARES)
                                       OF

                         CHIEFTAIN INTERNATIONAL, INC.
                                       AT
           U.S.$29.00 NET FOR EACH COMMON SHARE AND ASSOCIATED RIGHT
                                       BY

                 HUNT OIL CANADIAN ACQUISITION III CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF
                                HUNT OIL COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EDMONTON TIME, ON FRIDAY, AUGUST 3, 2001,
             UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

     THE OFFER MADE HEREUNDER (THE "OFFER") IS BEING MADE PURSUANT TO A PRE-ACQUISITION AGREEMENT, DATED AS OF JUNE 18, 2001 (THE "PRE-ACQUISITION AGREEMENT"), BY AND AMONG HUNT OIL COMPANY ("HOC"), HUNT OIL CANADIAN ACQUISITION III CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF HOC (THE "OFFEROR"), AND CHIEFTAIN INTERNATIONAL, INC. ("CHIEFTAIN"). THE BOARD OF DIRECTORS OF CHIEFTAIN, AFTER CONSULTATION WITH ITS FINANCIAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF COMMON SHARES, NO PAR VALUE ("COMMON SHARES"), OF CHIEFTAIN, HAS UNANIMOUSLY APPROVED THE PRE-ACQUISITION AGREEMENT AND THE OFFER, AND UNANIMOUSLY RECOMMENDS (I) THAT CHIEFTAIN'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR COMMON SHARES PURSUANT THERETO AND (II) THAT THE HOLDERS OF THE $1.8125 CONVERTIBLE REDEEMABLE PREFERRED STOCK (THE "FUNDING PREFERRED SHARES") OF CHIEFTAIN INTERNATIONAL FUNDING CORP., AN INDIRECT SUBSIDIARY OF CHIEFTAIN, WHICH FUNDING PREFERRED SHARES ARE CONVERTIBLE INTO COMMON SHARES ON THE BASIS OF 1.25 COMMON SHARES FOR EACH FUNDING PREFERRED SHARE, SURRENDER THEIR FUNDING PREFERRED SHARES FOR CONVERSION INTO COMMON SHARES, CONDITIONAL UPON THE OFFEROR ACCEPTING FOR PAYMENT COMMON SHARES VALIDLY TENDERED ON OR PRIOR TO THE EXPIRATION DATE, WITH APPROPRIATE INSTRUCTIONS THAT THE COMMON SHARES ISSUABLE UPON SUCH CONVERSION BE TENDERED PURSUANT TO THE OFFER.

     FOR A DISCUSSION OF THE FACTORS THE CHIEFTAIN BOARD OF DIRECTORS CONSIDERED IN MAKING ITS RECOMMENDATION, PLEASE SEE THE SECTION ENTITLED "REASONS FOR THE RECOMMENDATION BY THE BOARD OF DIRECTORS" IN ITEM 4(B)(II) OF CHIEFTAIN'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY CHIEFTAIN WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF WHICH WAS MAILED TO THE SHAREHOLDERS OF CHIEFTAIN WITH THIS OFFER TO PURCHASE. ALTHOUGH NEITHER HAS INDEPENDENTLY VERIFIED THE ACCURACY OR COMPLETENESS OF, THE INFORMATION CONTAINED IN CHIEFTAIN'S SCHEDULE 14D-9, NEITHER HOC NOR THE OFFEROR HAS REASON TO BELIEVE THAT CHIEFTAIN'S SCHEDULE 14D-9 IS INACCURATE OR MISLEADING. THE BOARD OF DIRECTORS OF CHIEFTAIN MAY SUBSEQUENTLY DETERMINE TO WITHDRAW OR MODIFY ITS RECOMMENDATION TO ACCEPT THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, THAT NUMBER OF COMMON SHARES THAT CONSTITUTES AT LEAST 66 2/3% OF THE TOTAL NUMBER OF COMMON SHARES OUTSTANDING, ON A FULLY DILUTED BASIS, ON THE DATE THAT COMMON SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

                     The Dealer Managers for the Offer are:


            In the United States                                    In Canada:
               JP Morgan Logo
        J.P. MORGAN SECURITIES INC.                   [LOGO of RBC Dominion Securities Inc.]
              270 Park Avenue                                       8th Floor
          New York, New York 10017                           333 7th Avenue Southwest
          (212) 648-1995 (collect)                           Calgary, Alberta T2P-2Z1
         1-866-262-0777 (Toll Free)                            Tel: (403) 299-6982
                                                               Fax: (403) 299-6900

June 28, 2001

                                   IMPORTANT

     Any shareholder desiring to tender Common Shares should (1) complete and sign the accompanying Letter of Transmittal or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile, together with certificate(s) for the tendered Common Shares and any other required documents, to CIBC Mellon Trust Company, the Depositary, or Mellon Investor Services LLC, the U.S. Forwarding Agent, (2) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of "The Offer" in this Offer to Purchase, or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Common Shares.

     A shareholder who desires to tender Common Shares and whose certificates for such Common Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3 of "The Offer" in this Offer to Purchase.

     Shareholders who have questions about the Offer should call J.P. Morgan Securities Inc. or RBC Dominion Securities Inc., the Dealer Managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery either from the Depositary or the U.S. Forwarding Agent at any of its offices set forth on the back cover of this Offer to Purchase or their broker, dealer, commercial bank, trust company or other nominee.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    9
DEFINITIONS.................................................   13
THE OFFER...................................................   18
   1. Terms of the Offer....................................   18
   2. Acceptance for Payment and Payment for Common
     Shares.................................................   19
   3. Procedure for Tendering Common Shares.................   20
   4. Conditions of the Offer...............................   24
   5. Withdrawal Rights.....................................   27
   6. Dividends and Distributions; Liens; Claims;
      Representations and Warranties of Shareholders........   28
   7. Notices and Delivery..................................   29
   8. Mail Service Interruption.............................   29
   9. Other Terms of the Offer..............................   29
CIRCULAR....................................................   31
   1. Certain Information Concerning the Offeror and HOC....   31
   2. Certain Information Concerning Chieftain..............   32
   3. Price Range of Shares; Dividends and Distributions....   35
   4. Purpose of the Offer and the Second Stage Transaction;
      Plans for Chieftain After the Offer and the Second
      Stage Transaction.....................................   37
   5. Effect of the Offer on the Market for the Common
      Shares; Stock Market Quotation; Exchange Act
      Registration; Margin Regulations......................   40
   6. Background of the Offer; Contacts with Chieftain......   41
   7. Summary of the Pre-Acquisition Agreement..............   42
   8. Source and Amount of Funds............................   51
   9. Shareholder Rights Plan...............................   52
  10. Certain Legal and Regulatory Matters..................   53
  11. Dealer Managers and Soliciting Dealer Group; Fees and
     Expenses...............................................   54
  12. Canadian Federal Income Tax Considerations............   55
  13. United States Federal Income Tax Considerations.......   58
  14. Additional Canadian Provincial and Territorial
     Statutory Rights.......................................   59
  15. Miscellaneous.........................................   60
  16. Consent...............................................   60

                             ---------------------

                           EXCHANGE RATE INFORMATION

     All dollar references in this Offer to Purchase are expressed in United States dollars, except where otherwise indicated. The following table sets forth, for the dates indicated, certain exchange rates (the "Noon Buy Rates"), presented as Canadian dollars per U.S.$1.00, based on the rate quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

June 18, 2001..............................................   1.5336
March 30, 2001.............................................   1.5784
December 29, 2000..........................................   1.4995
September 29, 2000.........................................   1.5070
June 30, 2000..............................................   1.4798
March 31, 2000.............................................   1.4538

     The Noon Buy Rate on June 27, 2001 was U.S.$1.00 = Cdn. $1.5176.

                               SUMMARY TERM SHEET

     Hunt Oil Canadian Acquisition III Corporation., a wholly-owned subsidiary of Hunt Oil Company, is offering to purchase all of the outstanding Common Shares of Chieftain International, Inc., together with the associated rights to purchase Common Shares of Chieftain issued pursuant to Chieftain's shareholder rights plan, including Common Shares, together with associated rights, that may become outstanding on the exercise of options to acquire Common Shares or the conversion of outstanding shares of $1.8125 Convertible Redeemable Preferred Stock of Chieftain International Funding Corp., an indirect subsidiary of Chieftain, which preferred shares are convertible into Common Shares on the basis of 1.25 Common Shares for each preferred share, at a purchase price of U.S.$29.00 per Common Share, net to the seller, in cash. The following are some of the questions that you, as a shareholder of Chieftain, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Hunt Oil Canadian Acquisition III Corporation. We are a corporation incorporated under and governed by the laws of the Province of Alberta, Canada. We were formed for the purpose of making a tender offer for all of the outstanding Common Shares of Chieftain. We are a wholly-owned subsidiary of Hunt Oil Company, a Delaware corporation, which, in turn, is a wholly-owned subsidiary of Hunt Consolidated, Inc., a Delaware corporation, which, in turn, is a wholly-owned subsidiary of RRH Corporation, a Delaware corporation. We are part of the Hunt group of companies, which are privately held businesses led by Mr. Ray L. Hunt of Dallas, Texas. Hunt Consolidated, Inc. and RRH Corporation, referred to herein as the "Hunt parent entities," are holding companies, which conduct no operations of their own. Hunt Oil Company is engaged in the exploration, production, refining, marketing and transportation of oil and gas. Hunt Oil Company's major areas of operation are in the Gulf Coast area of the United States, Canada, the Republic of Yemen and Peru. None of the Hunt parent entities, Hunt Oil Company or any of their associates or affiliates, including us as of the date of this Offer to Purchase, owns any Common Shares. We have carried on no activities other than in connection with this offer and the pre-acquisition agreement by and among us, Hunt Oil Company and Chieftain. See the "Introduction" to this Offer to Purchase and Section 1 of the Circular, "Certain Information Concerning the Offeror and HOC."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding Common Shares of Chieftain, together with associated rights issued under Chieftain's shareholder rights plan, including Common Shares, together with associated rights, that may become outstanding on the exercise of options to acquire Common Shares or the conversion of outstanding shares of $1.8125 Convertible Redeemable Preferred Stock of Chieftain International Funding Corp. into Common Shares. See the "Introduction" to this Offer to Purchase and Section 1 of The Offer, "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay U.S.$29.00 per Common Share and associated right, net to you, in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your Common Shares and you tender your Common Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 3 of The Offer, "Procedure for Tendering Common Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Hunt Oil Company has agreed to finance all or part of the acquisition of the Common Shares through an equity investment in, and intercompany loans to, us. Hunt Oil Company has sufficient cash, cash equivalents and other liquid assets on hand to satisfy all of our funding requirements in connection with the offer. In addition, Hunt Oil Company has obtained a commitment from The Chase Manhattan Bank to provide Hunt Oil Company with a $400 million revolving credit loan. Hunt Oil Company intends to borrow up to $400 million under the credit facility to finance part of the acquisition. The offer is not conditioned on any financing arrangements. See Section 8 of the Circular, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender your Common Shares to us in the offer because the form of payment consists solely of cash, which we have available, because the offer is not subject to any financing condition and because the offer is for all outstanding Common Shares. Also, if we purchase Common Shares in the offer that represent at least 66 2/3% of the Common Shares outstanding on a fully diluted basis, we will use our best efforts to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals at least U.S.$29.00 per Common Share and associated right. See Section 8 of the Circular, "Source and Amount of Funds" and Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Unless the offer is extended, you will have until 5:00 p.m., Edmonton time, on Friday, August 3, 2001 to tender your Common Shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 of The Offer, "Terms of the Offer" and Section 3 of The Offer, "Procedure for Tendering Common Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the pre-acquisition agreement, we can extend the offer. We have agreed in the pre-acquisition agreement that we may extend the offer:

     - up to a period of time ending on November 2, 2001, if any of the conditions to the offer is not satisfied before August 3, 2001, or any subsequent date to which the offer has been extended; or

     - up to a period of time ending on November 2, 2001, if we acquire at least a majority of the total number of Common Shares outstanding, on a fully-diluted basis, on the date that Common Shares are accepted for payment, but less than 66 2/3% of the total number of Common Shares outstanding, on a fully-diluted basis, on such date.

     We also may extend the offer through a subsequent offering period as described below or if required by applicable law. For more details on our ability to extend the offer, see the "Introduction" to this Offer to Purchase,
Section 1 of The Offer, "Terms of the Offer" and Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     We may make available a subsequent offering period by extending the offer on one occasion for a period of at least 10 calendar days and not to exceed 20 business days if, on the date that the offer expires, the Common Shares tendered and not withdrawn pursuant to the offer equal at least 66 2/3%, but less than 90%, of the Common Shares outstanding on a fully-diluted basis. To comply with the applicable laws of the United States and Canada, during the subsequent offering period we will immediately accept for payment all tenders of Common Shares, subject to the right of all shareholders tendering their Common Shares during the first 10 calendar days of the subsequent offering period to withdraw those Common Shares during such 10 calendar day period. After the 10th calendar day, no shareholder will have any withdrawal rights with respect to Common Shares tendered. Shareholders wishing to exercise withdrawal rights for any Common Shares purchased during the subsequent offering period will be required to return to us the purchase price in respect of such Common Shares. For more details, see
Section 1 of The Offer, "Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform CIBC Mellon Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 of The Offer, "Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any Common Shares that are validly tendered unless the number of Common Shares validly tendered and not withdrawn before the expiration of the offer represents at least 66 2/3% of the Common Shares outstanding on a fully-diluted basis. We call this condition the "minimum condition." The minimum condition would be satisfied if at least 13,766,304 Common Shares are tendered. We have the right to waive the minimum condition and purchase at least a majority of the Common Shares outstanding on a fully-diluted basis, but we currently have no intention of doing so.

     - We are not obligated to purchase Common Shares that are validly tendered if, among other things, any event, change, effect or development occurs that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Chieftain or its business, taken as a whole, provided that a material adverse effect shall not include a material adverse effect resulting from (x) conditions affecting the oil and gas industry as a whole or (y) the determination that any well is a dry hole.

     - We are not obligated to purchase any Common Shares that are validly tendered unless all material governmental or regulatory notices, approvals or other requirements necessary to consummate the offer have been given, obtained or complied with, including the expiration or termination of any waiting periods or the receipt of any necessary approvals under applicable United States and Canadian antitrust laws.

     The offer is also subject to additional conditions. For a complete list of the conditions to the offer, see Section 4 of The Offer, "Conditions of the Offer."

HOW DO I TENDER MY COMMON SHARES?

     To tender Common Shares, you must deliver the certificates representing your shares and the associated rights, together with a completed and duly executed letter of transmittal and any other documents required by the letter of transmittal, to CIBC Mellon Trust Company, the depositary for the offer, or to Mellon Investor Services LLC, the U.S. forwarding agent for the depositary, not later than the time that the offer expires. If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee) in the United States, the Common Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary or the U.S. forwarding agent by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Toronto Stock Exchange trading days after the date on which the offer expires. For the tender to be valid, however, the depositary or U.S. forwarding agent must receive the missing items within that three trading day period. See Section 3 of The Offer, "Procedure for Tendering Common Shares."

HOW DO I TENDER THE COMMON SHARES ISSUABLE UPON CONVERSION OF MY $1.8125 CONVERTIBLE REDEEMABLE PREFERRED STOCK OF CHIEFTAIN INTERNATIONAL FUNDING CORP., AN INDIRECT SUBSIDIARY OF CHIEFTAIN?

     We are not offering to purchase your preferred shares in the offer. You may, however, elect to convert your preferred shares during the offer period pursuant to the terms of your preferred shares and tender the Common Shares issued upon such conversion in the manner described above in "How do I tender my Common Shares?".

     We have also made arrangements with the depositary and the U.S. forwarding agent so that holders of $1.8125 Convertible Redeemable Preferred Stock may tender Common Shares pursuant to the offer by delivering to Mellon Investor Services LLC, the conversion agent for the preferred shares and the U.S. forwarding agent for the depositary, certificates representing the preferred shares, together with a conversion notice, a completed letter of transmittal and such other documents as may be required pursuant to the terms of the letter of transmittal and your preferred shares to effect the conversion of your preferred shares into Common Shares. If you deliver your preferred shares to the U.S. forwarding agent for conversion not later than the time that the offer expires, conditional upon us accepting Common Shares for payment pursuant to the offer, the conversion of the preferred shares will be deemed not to occur unless we accept Common Shares for payment pursuant to the offer, in which case the conversion of your preferred shares will be deemed to have occurred as of the close of business on the date your preferred shares were delivered for conversion. If your preferred shares are held in street name (i.e., through a broker, dealer or other nominee), your preferred shares can be tendered for conversion, conditional upon us accepting Common Shares for payment pursuant to the offer, by your nominee through The Depository Trust Company.

     If you choose to conditionally convert your preferred shares and tender the underlying Common Shares, you may not thereafter withdraw your election to convert your preferred shares, but you may withdraw your election to tender the underlying Common Shares as provided below. If we do not accept Common Shares for payment pursuant to the offer on or before the date that the offer expires, your preferred shares will not be converted and will be returned to you. If the conversion of your preferred shares is effective prior to July 1, 2001 or during the period beginning September 16, 2001 and ending September 30, 2001, then you will be required to pay Chieftain International Funding Corp. an amount equal to the dividend which you become entitled to receive on June 30 or September 30, 2001, as applicable. See the "Introduction" to this Offer to Purchase and
Section 3 of The Offer, "Procedure for Tendering Common Shares."

UNTIL WHAT TIME CAN I WITHDRAW TENDERED COMMON SHARES?

     You may withdraw Common Shares at any time until the offer has expired and, if we have not accepted your Common Shares for payment by Monday, August 27, 2001, you may withdraw them at any time after that date until we accept Common Shares for payment. See Section 1 of The Offer, "Terms of the Offer" and Section 5 of The Offer, "Withdrawal Rights."

HOW DO I WITHDRAW TENDERED COMMON SHARES?

     To withdraw Common Shares, including Common Shares issuable upon conversion of preferred shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or the U.S. forwarding agent for the depositary while you still have the right to withdraw the Common Shares. See Section 5 of The Offer, "Withdrawal Rights."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED COMMON SHARES?

     Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn Common Shares promptly after the expiration date of the offer, subject to the satisfaction or waiver of the conditions to the offer. We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with CIBC Mellon Trust Company, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the depositary of certificates for such Common Shares (or of a confirmation of a book-entry transfer in the United States of such Common Shares), a properly completed and duly executed letter of transmittal (or agent's message if the transfer is made by book-entry transfer) and any other required documents for such Common Shares. See Section 2 of The Offer, "Acceptance for Payment and Payment for Common Shares."

WHAT DOES THE BOARD OF DIRECTORS OF CHIEFTAIN THINK OF THIS OFFER?

     We are making the offer pursuant to the pre-acquisition agreement among us, Hunt Oil Company and Chieftain. The board of directors of Chieftain, after consultation with its financial advisors, has unanimously determined that the U.S.$29.00 per Common Share to be received in the offer is fair, from a financial point of view, to its shareholders, has unanimously approved the pre-acquisition agreement and the offer, and unanimously recommends (i) that Chieftain's shareholders accept the offer and tender all of their Common Shares pursuant thereto and (ii) that the holders of the $1.8125 Convertible Redeemable Preferred Stock surrender such preferred shares for conversion into Common Shares, conditional upon us accepting for payment Common Shares validly tendered on or prior to the date on which the offer expires, with appropriate instructions that the Common Shares issuable upon such conversion be tendered pursuant to the offer. See the "Introduction" to this Offer to Purchase.

     For a discussion of the factors the Chieftain board of directors considered in making its recommendation, please see the Section entitled "Reasons for the Recommendation by the Board of Directors" in Item 4(b)(ii) of Chieftain's solicitation/recommendation statement on Schedule 14D-9 filed by Chieftain with the Securities and Exchange Commission, a copy of which was mailed to the shareholders of Chieftain with this Offer to Purchase. Although neither has independently verified the accuracy or completeness of the information contained in Chieftain's Schedule 14D-9, neither Hunt Oil Company nor we have reason to believe that Chieftain's Schedule 14D-9 is inaccurate or misleading. The board of directors of Chieftain may subsequently determine to withdraw or modify its recommendation to accept the offer. See Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

MAY CHIEFTAIN SOLICIT BIDS FROM OTHER POTENTIAL BUYERS?

     Under the terms of the pre-acquisition agreement, Chieftain agreed to immediately cease any existing solicitation, initiation, encouragement, activity, discussion, negotiation or other procedures with any parties by Chieftain or any of its officers, directors, employees, financial advisors, legal counsel or other representative regarding a take-over proposal. In addition, Chieftain has agreed not to directly or indirectly solicit, initiate or encourage or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a take-over proposal, or engage in any discussions, negotiations or inquiries relating thereto or accept any take-over proposal. If Chieftain does receive an unsolicited take-over proposal, that is financially superior to the offer, referred to herein as a "superior proposal," which proposal constitutes a commercially feasible transaction, and, among other things, Chieftain's board of directors determines that it must engage in discussions or negotiations with the third party in order to properly discharge its fiduciary duties, then Chieftain may furnish the third party information concerning Chieftain and its business which has previously been provided to us or Hunt Oil Company. Chieftain may terminate the pre-acquisition agreement if Chieftain's board of directors receives a superior proposal, Chieftain has notified us of the superior proposal and, among other conditions, Chieftain has tendered payment of a break-up fee in the amount of $20 million to us. See
Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

WHEN MAY THE PRE-ACQUISITION AGREEMENT BE TERMINATED?

     Hunt Oil Company, Chieftain and we may terminate the pre-acquisition agreement by mutual consent at any time before we accept tendered Common Shares for payment. Either Chieftain or we may terminate the pre-acquisition agreement if a court of competent jurisdiction or a government authority issues an order, decree or ruling or takes any action permanently prohibiting the business combination contemplated by the pre-acquisition agreement. Chieftain may terminate the pre-acquisition agreement if Chieftain's board of directors receives a superior proposal, Chieftain has notified us of the superior proposal and, among other conditions, Chieftain has tendered payment of a break-up fee to us.

     We may terminate the pre-acquisition agreement if, among other things:

     - the conditions to the offer have not been satisfied before the time that the offer expires and we have not waived such condition or extended the offer period;

     - the Chieftain board of directors withdraws or adversely changes its recommendation of the offer to its shareholders;

     - the Chieftain board of directors recommends that Chieftain's shareholders deposit their Common Shares under, vote in favor of, or otherwise accept, a third-party take-over proposal;

     - any bona fide take-over proposal is publicly announced or commenced, and the Chieftain board of directors fails to publicly reaffirm and maintain its recommendation of our offer to Chieftain's shareholders;

     - Chieftain breaches any representation, warranty or obligation under the pre-acquisition agreement that has a material adverse effect and such breach is not timely cured; or

     - Chieftain breaches its obligation not to solicit a take-over proposal except as permitted under the pre-acquisition agreement.

     Chieftain may terminate the pre-acquisition agreement if, among other things:

     - we have not accepted for payment the Common Shares tendered in the offer on or before the fifth business day after the final date to which we may extend the offer period;

     - we do not accept tendered Common Shares for payment on or before the date on which the offer expires; or

     - we breach any representation, warranty or obligation under the pre-acquisition agreement that has a material adverse effect and such breach is not timely cured.

WILL THE OFFER BE FOLLOWED BY AN ACQUISITION OF COMMON SHARES NOT TENDERED IN THE OFFER?

     If we purchase Common Shares in the offer that represent at least 66 2/3% of the Common Shares outstanding on a fully-diluted basis, we will use our best efforts to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals U.S.$29.00 per Common Share and associated right. See the "Introduction" to this Offer to Purchase and Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction."

IF AT LEAST 66 2/3% OF THE OUTSTANDING COMMON SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL CHIEFTAIN CONTINUE AS A PUBLIC COMPANY?

     No. If we acquire at least 90% of the Common Shares outstanding on a fully-diluted basis, we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each shareholder who did not tender its Common Shares on the same terms, including price, as the Common Shares that are acquired in the offer; provided that any shareholder who did not accept the offer may demand payment of the fair value of such Common Shares if it follows the statutory procedures for making such demand. If we acquire at least 66 2/3%, but less than 90%, of the Common Shares outstanding on a fully-diluted basis, we intend to pursue other means of acquiring, directly or indirectly, the remaining Common Shares, including by way of a statutory arrangement, amalgamation, merger, capital reorganization or other transaction involving Chieftain and us. We call these transactions "second stage transactions." Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the tendered Common Shares, there may be so few remaining shareholders and publicly held shares that:

     - the Common Shares may no longer be eligible to be quoted and traded on the American Stock Exchange, the Toronto Stock Exchange or any other securities market or exchange;

     - there may not be a public trading market for Common Shares; and

     - Chieftain may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies.

     See Section 5 of the Circular, "Effect of the Offer on the Market for the Common Shares; Stock Market Quotation; Exchange Act Registration; Margin Regulations."

IF I DECIDE NOT TO TENDER MY COMMON SHARES, HOW WILL THE OFFER AFFECT MY COMMON SHARES?

     If we acquire the Common Shares not purchased in the offer as described above, shareholders not tendering in the offer will receive the same amount of cash per Common Share that they would have received had they tendered their Common Shares in the offer, subject to any appraisal rights properly exercised under Canadian law. Therefore, if the acquisition occurs and you do not perfect your appraisal rights, if any, the only difference to you between tendering your Common Shares and not tendering your Common Shares is that you will be paid earlier if you tender your Common Shares. If the acquisition does not occur, however, the number of shareholders and the number of Common Shares of Chieftain that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, as described above, Chieftain may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 5 of the Circular, "Effect of the Offer on the Market for the Common Shares; Stock Market Quotation; Exchange Act Registration; Margin Regulations."

WHAT WILL HAPPEN TO MY SHARES OF $1.8125 CONVERTIBLE REDEEMABLE PREFERRED STOCK OF CHIEFTAIN INTERNATIONAL FUNDING CORP. IF I DO NOT CONVERT MY PREFERRED SHARES INTO COMMON SHARES AND TENDER?

     If we consummate the offer and you do not convert your preferred shares into Common Shares and tender the underlying Common Shares in the offer, then

     - if you convert your preferred shares after the offer and we thereafter acquire the Common Shares not purchased in the offer as described above in "If at least 66 2/3% of the outstanding Common Shares are tendered and accepted for payment, will Chieftain continue as a public company?", you will receive the same amount of cash per Common Share that you would have received had you converted your preferred shares and tendered the underlying Common Shares in the offer, subject to any appraisal rights properly exercised under Canadian law. See "If I decide not to tender my Common Shares, how will the offer affect my Common Shares?" above; or

     - if you do not convert your preferred shares after the offer, we intend to redeem your preferred shares pursuant to their terms at a per share price less than what you would have received had you converted your preferred shares and tendered in the offer.

     See Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction."

WHAT IS THE MARKET VALUE OF MY COMMON SHARES AS OF A RECENT DATE?

     On June 18, 2001, the last trading day before we announced the signing of the pre-acquisition agreement, the last reported sale price of the Common Shares on the American Stock Exchange was $29.74 per share and on the Toronto Stock Exchange was Cdn.$45.50 per share. On June 26, 2001, the closing price of the Common Shares reported on the American Stock Exchange was $28.70 per share and on the Toronto Stock Exchange was Cdn.$43.50 per share. We encourage you to obtain recent quotations for Common Shares in deciding whether to tender your shares. See Section 3 of the Circular, "Price Range of Shares; Dividends and Distributions."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING COMMON SHARES?

     In general, a United States shareholder who sells Common Shares in the offer or a compulsory acquisition will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the United States shareholder's adjusted tax basis in the Common Shares sold in the offer or compulsory acquisition. If the Common Shares sold constitute capital assets in the hands of the United States shareholder, the gain or loss will be a capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year. See
Section 13 of the Circular, "United States Federal Income Tax Considerations."

WHAT ARE THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF TENDERING COMMON
SHARES?

     A shareholder who is a resident of Canada and who sells its Common Shares pursuant to the offer generally will realize a capital gain (or loss) to the extent that the Canadian dollar equivalent of the U.S. dollars received exceeds (or is less than) the adjusted cost base of such shares to the holder and any reasonable costs of disposition. A shareholder who is not a resident of Canada generally will not be subject to tax under Canadian federal income tax laws on any capital gain realized on a disposition of Common Shares pursuant to the offer unless those shares constitute "taxable Canadian property" to the shareholder and that gain is not otherwise exempt from tax under Canadian federal income tax laws by virtue of an exemption contained in an applicable income tax treaty or convention. See Section 12 of the Circular, "Canadian Federal Income Tax Considerations."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call J.P. Morgan Securities Inc., the dealer manager for the offer in the United States, at 1-866-262-0777 (toll free), or RBC Dominion Securities Inc., the dealer manager for the offer in Canada, at (403) 299-7000.

To the Holders of Common Shares (including associated rights) of Chieftain International, Inc.:

                                  INTRODUCTION

     Hunt Oil Canadian Acquisition III Corporation, a corporation incorporated under and governed by the laws of the Province of Alberta, Canada (the "Offeror") and a wholly-owned subsidiary of Hunt Oil Company, a Delaware corporation ("HOC"), hereby offers to purchase all of the outstanding Common Shares, no par value (the "Common Shares"), of Chieftain International, Inc., a corporation incorporated under and governed by the laws of the Province of Alberta, Canada ("Chieftain"), together with the associated rights to purchase Common Shares (the "Rights") issued pursuant to the Shareholder Rights Plan Agreement, dated as of February 23, 1994, as amended (the "Shareholder Rights Plan"), between Chieftain and CIBC Mellon Trust Company (then The R-M Trust Company), including Common Shares (together with associated Rights) that may become outstanding on the exercise of options to acquire Common Shares or the conversion of outstanding $1.8125 Convertible Redeemable Preferred Stock (the "Funding Preferred Shares") of Chieftain International Funding Corp., an indirect subsidiary of Chieftain, which Funding Preferred Shares are convertible into Common Shares on the basis of 1.25 Common Shares for each Funding Preferred Share, at a price of U.S.$29.00 per Common Share, without interest thereon, net to the seller in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All references in this Offer to Purchase to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Shareholder Rights Plan. Unless the context otherwise requires, all references to Common Shares shall include the associated Rights.

     The Offer will expire at 5:00 p.m., Edmonton time, on Friday, August 3, 2001, unless extended.

     The Offer is being made pursuant to a Pre-Acquisition Agreement (the "Pre-Acquisition Agreement"), dated as of June 18, 2001, by and among Chieftain, HOC and the Offeror. The Pre-Acquisition Agreement provides that, among other things, after the purchase of Common Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) that represent at least 66 2/3% of the Common Shares outstanding, on a fully-diluted basis, on the date that the Common Shares are accepted for payment, the Offeror will use its best efforts to acquire, and Chieftain will use its best efforts to assist in acquiring, the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions (a "Second Stage Transaction") at a per Common Share price in cash equal to the Offer Consideration. If the Offeror acquires at least 90% of the Common Shares outstanding on a fully-diluted basis in the Offer, the Offeror intends to exercise its statutory right to acquire the remainder of the Common Shares held by each Shareholder who did not tender its Common Shares in the Offer on the same terms, including price, as the Common Shares that are acquired in the Offer, except that such Shareholders will be entitled to exercise their dissent rights as described below. If the Offeror consummates the Offer, the Offeror intends to cause Chieftain International Funding Corp. to deliver a redemption notice to holders of all Funding Preferred Shares that remain outstanding after the expiration of the Offer in order to effect a redemption of such shares at the earliest practicable date. The purpose of the Offer, the Second Stage Transaction and the redemption is to facilitate the acquisition of all of the Common Shares and Common Share equivalents for cash and thereby enable the Offeror to own all of the outstanding Common Shares. The Pre-Acquisition Agreement is more fully described in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

     Depending on how the Second Stage Transaction is structured, Shareholders who hold their Common Shares at the time of consummation of the Second Stage Transaction may have the right to dissent in respect thereof and demand payment of the fair value of their Common Shares if such Shareholders fully comply with the statutory dissenters' procedures. The exercise of such right of dissent, if any, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Common Shares. The fair value could be more or less than the Offer Consideration. Dissent rights are not available in connection with the Offer. See Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction."

     CHIEFTAIN'S BOARD OF DIRECTORS (THE "CHIEFTAIN BOARD"), AFTER CONSULTATION WITH ITS FINANCIAL ADVISORS, HAS UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE PRE-ACQUISITION AGREEMENT AND THE OFFER, AND UNANIMOUSLY RECOMMENDS (I) THAT CHIEFTAIN'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR COMMON SHARES PURSUANT THERETO AND (II) THAT THE HOLDERS OF THE FUNDING PREFERRED SHARES SURRENDER THEIR FUNDING PREFERRED SHARES FOR CONVERSION INTO COMMON SHARES ON THE BASIS OF 1.25 COMMON SHARES FOR EACH FUNDING PREFERRED SHARE, CONDITIONAL UPON THE OFFEROR ACCEPTING FOR PAYMENT COMMON SHARES VALIDLY TENDERED ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 OF THE OFFER, "TERMS OF THE OFFER"), WITH APPROPRIATE INSTRUCTIONS THAT THE COMMON SHARES ISSUABLE UPON SUCH CONVERSION BE TENDERED PURSUANT TO THE OFFER.

     For a discussion of the factors the Chieftain Board considered in making its recommendation, please see the Section entitled "Reasons for the Recommendation by the Board of Directors" in Item 4(b)(ii) of Chieftain's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed by Chieftain with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which was mailed to Shareholders with this Offer to Purchase. Although neither has independently verified the accuracy or completeness of, the information contained in Chieftain's Schedule 14D-9, neither HOC nor the Offeror has reason to believe that the Schedule 14D-9 is inaccurate or misleading. The Chieftain Board may subsequently determine to withdraw or modify its recommendation to accept the Offer. See Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

     Chieftain has advised HOC that CIBC World Markets Inc., Chieftain's financial advisor, has delivered to Chieftain its written opinion that, as of the date of such opinion and based upon and subject to the matters set forth therein, the consideration to be received by the Shareholders in the Offer is fair, from a financial point of view, to the Shareholders. A copy of the written opinion of CIBC World Markets, Inc. is contained in the Schedule 14D-9, a copy of which was mailed to Shareholders with this Offer to Purchase.

     The Offer is conditioned upon, among other things, there being validly tendered, and not withdrawn prior to the Expiration Date, that number of Common Shares that constitutes at least 66 2/3% of the Common Shares outstanding on a fully diluted basis on the date that the Common Shares are accepted for payment (the "Minimum Condition"). The Offer is also subject to other terms and conditions set forth in this Offer to Purchase, as described in Section 4 of The Offer, "Conditions of the Offer."

     The Offeror may extend the Offer (a) as required by any rule, regulation or interpretation of the SEC or other applicable law, (b) up to a period of time ending on November 2, 2001, if any of the conditions to the Offer is not satisfied before August 3, 2001, or any subsequent date to which the Offer has been extended, or (c) up to a period of time ending on November 2, 2001 if the Offeror acquires at least a majority of the total number of Common Shares outstanding, on a fully-diluted basis, on the date that the Common Shares are accepted for payment, but less than 66 2/3% of the total number of Common Shares outstanding, on a fully-diluted basis, on such date. In addition, the Offeror may, without the consent of Chieftain, make available a subsequent offering period by extending the Offer on one occasion for a period of at least 10 days and not to exceed 20 business days if, on the Expiration Date, the Common Shares tendered and not withdrawn pursuant to the Offer equal at least 66 2/3%, but less than 90%, of the Common Shares outstanding on a fully-diluted basis. The Offeror is obligated to extend the Offer beyond Friday, August 3, 2001, but not beyond November 2, 2001, if (i) any of the following conditions to the Offeror's obligation to accept tendered Common Shares for payment are not satisfied or waived by the Offeror and (ii) HOC and the Offeror have made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such period:

     - the satisfaction of the Minimum Condition;

     - the expiration or termination of any applicable waiting period under the HSR Act;

     - the issuance of an advance ruling certificate in respect of the business combination under the Competition Act (Canada) or the final expiration of any applicable waiting period under the Competition Act (Canada) and the absence of any proceeding or threat of a proceeding under the Competition Act (Canada) in respect of the Offer; or

     - the obtaining of any regulatory approvals or regulatory consents which are considered by the Offeror to be necessary to complete the Offer.

     According to Chieftain, as of June 18, 2001, there were 16,034,477 Common Shares issued and outstanding, there were options outstanding to acquire no more than 1,205,571 Common Shares and there were 2,726,700 Funding Preferred Shares outstanding that were convertible into 3,408,375 Common Shares. Based on the issued and outstanding Common Shares as of June 18, 2001, on a fully-diluted basis, the Minimum Condition would be satisfied if at least 13,766,304 Common Shares are tendered in the Offer and not withdrawn prior to the close of the Offer.

     Tendering Shareholders who tender Common Shares directly will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Common Shares by the Offeror pursuant to the Offer. However, any tendering United States Shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such Shareholder or other payee pursuant to the Offer. The Offeror will pay all charges and expenses of CIBC Mellon Trust Company, as Depositary (the "Depositary"), Mellon Investor Services LLC, as U.S. forwarding agent for the Depositary (the "U.S. Forwarding Agent"), J.P. Morgan Securities Inc., as the dealer manager in the United States (the "U.S. Dealer Manager"), and RBC Dominion Securities Inc., as the dealer manager in Canada (the "Canada Dealer Manager" and together with the U.S. Dealer Manager, the "Dealer Managers") in connection with the Offer. See Section 11 of the Circular, "Dealer Managers and Soliciting Dealer Group; Fees and Expenses."

     The Offeror is not offering to purchase (nor will tenders be accepted of) Funding Preferred Shares. A holder of Funding Preferred Shares may, however, elect to convert its Funding Preferred Shares prior to the Expiration Date pursuant to the terms of the Funding Preferred Shares and tender the Common Shares issued upon such conversion in the manner described in Section 3 of The Offer, "Procedure for Tendering Common Shares." The Offeror has also made arrangements with the Depositary and the U.S. Forwarding Agent so that holders of Funding Preferred Shares may tender Common Shares pursuant to the Offer by delivering certificates representing the Funding Preferred Shares, together with a Conversion Notice, a completed Letter of Transmittal and such other documents as may be required pursuant to the terms of the Letter of Transmittal and the Funding Preferred Shares. If a holder delivers its Funding Preferred Shares to the U.S. Forwarding Agent for conversion not later than the Expiration Date, conditional upon the Offeror accepting Common Shares for payment pursuant to the Offer, the conversion of the Funding Preferred Shares will be deemed not to occur unless the Offeror accepts tendered Common Shares for payment pursuant to the Offer, in which case the conversion of a holder's Funding Preferred Shares will be deemed to have occurred as of the close of business on the date the holder delivered the Funding Preferred Shares to the U.S. Forwarding Agent for conversion. If a holder's Funding Preferred Shares are held in street name (i.e., through a broker, dealer or other nominee), the holder's Funding Preferred Shares may be tendered for conversion, conditional upon the Offeror accepting tendered Common Shares for payment pursuant to the Offer, by the holder's nominee through The Depository Trust Company. If a holder chooses to conditionally convert its Funding Preferred Shares and tenders the underlying Common Shares, the holder may not thereafter withdraw its conversion election, but may withdraw its election to tender the underlying Common Shares in the manner described in Section 5 of The Offer, "Withdrawal Rights." If a holder of Funding Preferred Shares converts its Funding Preferred Shares into Common Shares effective as of prior to July 1, 2001 or during the period beginning September 16, 2001 and ending September 30, 2001, then the holder will be obligated to accompany the Funding Preferred Shares surrendered for conversion with payment to Chieftain of an amount equal to the dividend to which the holder becomes entitled on June 30 or September 30, 2001, as applicable. If the Offeror does not accept tendered Common Shares for payment pursuant to the Offer on or before the Expiration Date, a holder's Funding Preferred Shares will not be converted and will be returned, without expense, to the holder. If the Offeror acquires at least a majority of the Common Shares, but less than 66 2/3% of the Common Shares, outstanding, on a fully-diluted basis, on the date the Common Shares are accepted for payment or the Minimum Condition is not satisfied on the Expiration Date, but would be satisfied if all outstanding Funding Preferred Shares were converted into Common Shares and tendered in the Offer, then Chieftain is obligated to, and to cause Chieftain International Funding Corp. to, take all necessary action to redeem all outstanding Funding Preferred Shares as soon as possible after the Expiration Date.

     The Offeror is not offering to purchase (nor will tenders be accepted of) any options to purchase Common Shares granted pursuant to Chieftain's Share Option Plan (the "Options"). Accordingly, holders of Options desiring to tender Common Shares issuable upon exercise thereof must exercise such Options in accordance with the terms thereof and then tender Common Shares issued upon such exercise pursuant to the procedures set forth in Section 3 of The Offer, "Procedure for Tendering Common Shares." Pursuant to the Pre-Acquisition Agreement, Chieftain is obligated to use its best efforts to entitle holders of Options who may do so under applicable securities laws to exercise all of their Options, whether vested or unvested, and tender all Common Shares issued in connection therewith in the Offer. The Offeror has agreed that all Options that are surrendered for exercise, conditional on the Offeror consummating the Offer and with appropriate instructions that the Common Shares issuable upon exercise of the Options are to be tendered pursuant to the Offer, will be exercised immediately prior to the consummation of the Offer. Prior to the Expiration Date, Chieftain is obligated to use its best efforts to enter into option releases with each holder of Options under which the holder will agree that upon consummation of the Offer, Chieftain will pay each Option holder that has not previously exercised his Options a cash amount in consideration of the termination of such Options equal to the difference, if any, between the Option exercise price and the Offer Consideration. See Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                  DEFINITIONS

     In this Offer to Purchase, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

     "ABCA" means the Business Corporations Act (Alberta), as amended;

     "ACCRUAL BASIS HOLDER" has the meaning ascribed thereto in Section 13 of the Circular, "United States Federal Income Tax Considerations;"

     "ACQUIRING PERSON" has the meaning ascribed thereto in Section 9 of the Circular, "Shareholder Rights Plan;"

     "AFFECTED SECURITIES" has the meaning ascribed thereto in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction;"

     "AFFILIATE" has the meaning ascribed thereto in the ASA;

     "AGENT'S MESSAGE" has the meaning ascribed thereto in Section 3 of The Offer, "Procedure for Tendering Common Shares -- Valid Tender of Common Shares;"

     "ALLOWABLE CAPITAL LOSS" has the meaning ascribed thereto in Section 12 of the Circular, "Canadian Federal Income Tax Considerations;"

     "AMEX" means the American Stock Exchange;

     "ANTITRUST DIVISION" has the meaning ascribed thereto in Section 10 of the Circular, "Certain Legal and Regulatory Matters -- HSR Act;"

     "ASA" means the Securities Act (Alberta), as amended;

     "ASSOCIATE" has the meaning ascribed thereto in the ASA;

     "BOOK-ENTRY CONFIRMATION" has the meaning ascribed thereto in Section 2 of The Offer, "Acceptance for Payment and Payment for Common Shares;"

     "BOOK-ENTRY TRANSFER FACILITY" has the meaning ascribed thereto in Section 2 of The Offer, "Acceptance for Payment and Payment for Common Shares;"

     "BUSINESS DAY" means any day, other than a Saturday, a Sunday or a United States federal or Canadian statutory holiday and consists of the time period from 12:01 a.m. through Midnight, New York City time;

     "CANADA DEALER MANAGER" means RBC Dominion Securities Inc.;

     "CASH BASIS HOLDER" has the meaning ascribed thereto Section 13 of the Circular, "United States Federal Income Tax Considerations;"

     "CCRA" has the meaning ascribed thereto Section 12 of the Circular, "Canadian Federal Income Tax Considerations;"

     "CERTIFICATES" has the meaning ascribed thereto in Section 2 of The Offer, "Acceptance for Payment and Payment for Common Shares;"

     "CHIEFTAIN" means Chieftain International, Inc., a corporation existing under the ABCA;

     "CHIEFTAIN BOARD" has the meaning ascribed thereto in the "Introduction" to this Offer to Purchase;

     "CIRCULAR" means the take-over bid circular accompanying and forming part of the Offer;

     "CODE" has the meaning ascribed thereto in Section 13 of the Circular, "United States Federal Income Tax Considerations;"

     "COMMON SHARE" means a common share of Chieftain;

     "COMPULSORY ACQUISITION" has the meaning ascribed thereto in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction;"

     "CONDITIONAL OPTION EXERCISE" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "CVMQ" means the Commission des valeurs mobilieres du Quebec;

     "DEALER MANAGERS" means J.P. Morgan Securities Inc., in the United States, and RBC Dominion Securities Inc. in Canada;

     "DEPOSITARY" means CIBC Mellon Trust Company;

     "DIRECTORS' CIRCULAR" means the directors' circular prepared by Chieftain in respect of the Offer pursuant to the applicable Canadian provincial securities laws;

     "DISSENTING OFFEREE" has the meaning ascribed thereto in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction;"

     "ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having no office, branch or agency in the United States of America, a member of a recognized stock exchange in Canada, a member of the Investment Dealers Association of Canada, a member of a national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act;

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

     "EXERCISE PRICE" has the meaning ascribed thereto in Section 9 of the Circular, "Shareholder Rights Plan;"

     "EXPIRATION DATE" has the meaning ascribed thereto in Section 1 of The Offer, "Terms of the Offer;"

     "FEDERAL RESERVE BOARD" has the meaning ascribed thereto in Section 5 of the Circular, "Effect of the Offer on the Market for the Common Shares; Stock Market Quotation; Exchange Act Registration; Margin Regulations;"

     "FEE" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "FLIP-IN EVENT" has the meaning ascribed thereto in Section 9 of the Circular, "Shareholder Rights Plan;"

     "FTC" has the meaning ascribed thereto in Section 10 of the Circular, "Certain Legal and Regulatory Matters -- HSR Act;"

     "FULLY-DILUTED BASIS" means, with respect to the number of Common Shares, the number of such Common Shares that would be outstanding assuming all options for Common Shares and other securities convertible or exercisable into Common Shares had been exercised;

     "FUNDING PREFERRED SHARES" means the $1.8125 Convertible Redeemable Preferred Stock of Chieftain International Funding Corp.;

     "GOING PRIVATE TRANSACTION" has the meaning given to that term in OSC Rule 61-501 and Policy Q-27;

     "HOC" means Hunt Oil Company, a corporation existing under the laws of the State of Delaware;

     "HOC CONFIDENTIALITY AGREEMENT" means the confidentiality agreement made as of March 30, 2001 between Chieftain and HOC;

     "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     "ICA" has the meaning ascribed thereto in Section 10 of the Circular, "Certain Legal and Regulatory Matters;"

     "INDEMNIFIED PARTY" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "IRS" has the meaning ascribed thereto in Section 13 of the Circular, "United States Federal Income Tax Considerations;"

     "LETTER OF TRANSMITTAL" means the Letter of Transmittal in the form accompanying this Offer to Purchase;

     "LOSSES" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "MATERIAL ADVERSE EFFECT" means any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of the Offer or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at the time in question, manifested itself in Chieftain's historical financial statements) materially adverse to the historical or near-term or long-term projected (i) business, (ii) operations, licenses, permits, rights or privileges, (iii) assets, (iv) liabilities, (v) financial condition, (vi) results of operations, (vii) prospects or (viii) capitalization, in each case, of Chieftain and its subsidiaries taken as whole; provided that a Material Adverse Effect shall not include an adverse effect resulting from (x) conditions affecting the oil and gas industry as a whole or (y) the determination that any well is a dry hole;

     "MAXIMUM PREMIUM" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "MINIMUM CONDITION" has the meaning ascribed thereto in the "Introduction" to this Offer to Purchase;

     "MINIMUM REQUIRED SHARES" means at least that number of Common Shares required pursuant to the Minimum Condition unless the Offeror shall have waived the Minimum Condition in which case Minimum Required Shares means that number of Common Shares that the Offeror accepts in the Offer, provided that such number of Common Shares shall not be less than a majority of the issued and outstanding Common Shares on a fully-diluted basis;

     "MINISTER" has the meaning ascribed thereto in Section 10 of the Circular, "Certain Legal and Regulatory Matters;"

     "NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery in the form accompanying the Offer and the Circular;

     "OFFER" has the meaning ascribed thereto in the "Introduction" to this Offer to Purchase;

     "OFFER CONSIDERATION" has the meaning ascribed thereto in the "Introduction" to this Offer to Purchase;

     "OFFER PERIOD" means the period commencing on the date of the Offer and ending at the Expiration Date;

     "OFFEROR" means Hunt Oil Canadian Acquisition III Corporation, a corporation incorporated under the ABCA;

     "OFFEROR'S NOTICE" has the meaning ascribed thereto in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction;"

     "OPTIONS" has the meaning ascribed thereto in the "Introduction" to this Offer to Purchase;

     "OSC" means the Ontario Securities Commission;

     "OSC RULE 61-501" means Rule 61-501 of the OSC;

     "POLICY Q-27" means Policy No. Q-27 of the CVMQ;

     "PRE-ACQUISITION AGREEMENT" means the Pre-Acquisition Agreement dated June 18, 2001 between HOC, the Offeror and Chieftain, as amended;

     "REDEEMABLE SHARES" has the meaning ascribed thereto in Section 12 of the Circular, "Canadian Federal Income Tax Considerations;"

     "REPRESENTATIVES" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement -- Covenants -- No Solicitation;"

     "RIGHTS" means the rights to purchase Common Shares issued pursuant to the Shareholder Rights Plan;

     "SEC" means the United States Securities and Exchange Commission;

     "SECOND STAGE TRANSACTION" has the meaning ascribed thereto in the "Introduction" in this Offer to Purchase;

     "SEPARATION TIME" has the meaning ascribed thereto in Section 9 of the Circular, "Shareholder Rights Plan;"

     "SHAREHOLDER" means a holder of Common Shares;

     "SHAREHOLDER RIGHTS PLAN" means the shareholder rights plan as set forth in the agreement dated as of February 23, 1994 made between Chieftain and CIBC Mellon Trust Company as amended effective May 17, 2001;

     "SOLICITING DEALER" has the meaning ascribed thereto in Section 11 of the Circular, "Dealer Managers and Soliciting Dealer Group; Fees and Expenses;"

     "SOLICITING DEALER GROUP" has the meaning ascribed thereto in Section 11 of the Circular, "Dealer Managers and Soliciting Dealer Group; Fees and Expenses;"

     "SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto in
Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction -- Subsequent Acquisition Transaction;"

     "SUBSEQUENT OFFERING PERIOD" has the meaning ascribed thereto in Section 1 of The Offer, "Terms of the Offer;"

     "SUBSIDIARY" has the meaning ascribed thereto in the ASA;

     "SUPERIOR PROPOSAL" has the meaning ascribed thereto in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

     "TAKE-OVER PROPOSAL" means a proposal or offer by a third party (other than by HOC or the Offeror), whether or not subject to a due diligence condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or substantially all of the assets of Chieftain or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Chieftain whether by an arrangement, amalgamation, merger, consolidation or other business combination or by means of a sale of shares, sale of assets, tender offer or exchange offer or similar transaction involving Chieftain including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or substantially all of the assets of Chieftain or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Chieftain (other than the business combination transaction contemplated by the Pre-Acquisition Agreement);

     "TAX ACT" means the Income Tax Act (Canada), as amended;

     "TAXABLE CAPITAL GAIN" has the meaning ascribed thereto in Section 12 of the Circular, "Canadian Federal Income Tax Considerations;"

     "TIN" has the meaning ascribed thereto in Section 3 of The Offer, "Procedure for Tendering Common Shares;"

     "TSE" means the Toronto Stock Exchange;

     "UNITED STATES" means the United States, its territories, its possessions, the District of Columbia and other areas subject to its jurisdiction;

     "U.S. DEALER MANAGER" means J.P. Morgan Securities Inc.;

     "U.S. FORWARDING AGENT" means Mellon Investor Services LLC; and

     "UNITED STATES HOLDER" has the meaning ascribed thereto in Section 13 of the Circular, "United States Federal Income Tax Considerations."

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment, and pay for, all Common Shares, including Common Shares that may become outstanding upon the exercise of options to acquire Common Shares and the conversion of the Funding Preferred Shares, validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 5 of The Offer, "Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., Edmonton time, on Friday, August 3, 2001, unless the Offeror, in accordance with the terms of the Pre-Acquisition Agreement, extends the Offer, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and each of the other conditions described in Section 4 of The Offer, "Conditions of the Offer." If any of these conditions are not satisfied prior to the Expiration Date (as it may be extended), the Offeror may decline to purchase any Common Shares tendered in the Offer and may terminate the Offer and return all tendered Common Shares to tendering Shareholders. Subject to the provisions of the Pre-Acquisition Agreement, the Offeror reserves the right

     - to waive any and all of such conditions, except that the Offeror may not waive the Minimum Condition and accept for payment less than a majority of the Common Shares outstanding on a fully-diluted basis, or

     - subject to the right of Shareholders to withdraw their Common Shares until the Expiration Date, to retain the Common Shares that have been tendered during the period or periods for which the Offer is extended.

     Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to certain conditions, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least 3 business days and not to exceed 20 business days (the "Subsequent Offering Period") if, on the Expiration Date, the Common Shares tendered and not withdrawn pursuant to the Offer equal at least 66 2/3%, but less than 90%, of the Common Shares outstanding on a fully-diluted basis. If a Subsequent Offering Period is commenced, the Offeror is required by U.S. federal securities laws to immediately purchase and promptly pay for any Common Shares tendered at the same per share price paid in the Offer. Under applicable Canadian laws, a subsequent Offering Period must be for at least 10 calendar days, and during the first 10 days of any such extension, Shareholders have withdrawal rights. To comply with the applicable laws of Canada and the United States, if the Offeror elects to make a Subsequent Offering Period available, the Subsequent Offering Period will be for at least 10 calendar days, and the Offeror will immediately accept for payment all tenders of Common Shares made during the Subsequent Offering Period subject to the right of all Shareholders tendering their Common Shares during the first 10 calendar days of the Subsequent Offering Period to withdraw those Common Shares during such 10 calendar day period. After the 10th calendar day, of the Subsequent Offering Period, if any, no Shareholder shall have any withdrawal rights with respect to Common Shares tendered at any time during the Subsequent Offering Period. Shareholders wishing to exercise withdrawal rights for any Common Shares purchased during the Subsequent Offering Period will be required to return to the Offeror the purchase price paid in respect of the withdrawn Common Shares.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement shall be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. Subject to applicable U.S. federal securities laws (including Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes) and applicable Canadian provincial securities laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or similar announcement.

     If the terms of the Offer are changed (other than a change consisting solely of a waiver of a condition), the Offer may not expire before 10 days after a notice of such change has been given to the Shareholders, unless otherwise permitted by applicable Canadian provincial securities laws and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act or other applicable laws. Under applicable Canadian provincial securities laws, if at any time before or after the Expiration Date, but before the expiration of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer to Purchase that would reasonably be expected to affect a decision of a Shareholder to tender Common Shares pursuant to the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror may be required to give written notice of such change to the Depositary, and cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in
Section 7 of The Offer, "Notices and Delivery," to all holders of Common Shares that have not been accepted for payment pursuant to the Offer as of the date of the occurrence of the change. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and will provide a copy of the notice thereof to the TSE and the AMEX. If a notice is required to be given by applicable Canadian provincial securities laws, such notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

     Subject to the terms of the Pre-Acquisition Agreement, if, prior to the Expiration Date, the Offeror should increase the Offer Consideration, such increase will be applicable to all Shareholders whose Common Shares are accepted for payment pursuant to the Offer. If, at the time notice of any increase in the Offer Consideration is first published, sent or given to holders of Common Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth Business Day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 Business Day period.

     Chieftain has provided the Offeror with Chieftain's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares, Funding Preferred Shares and Options.

     This Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other relevant materials will be mailed to (i) record holders of Common Shares whose names appear on Chieftain's shareholder list,
(ii) holders of Options whose names appear on Chieftain's Option holder list, and (iii) record holders of Funding Preferred Shares whose names appear on Chieftain International Funding Corp.'s shareholder list. It will also be furnished, for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a securities clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON SHARES.

     Upon the terms and subject to the conditions of the Offer (including any extension or amendment), the Offeror will accept for payment and pay for all Common Shares validly tendered and not withdrawn on or prior to the Expiration Date. The Offeror will pay for such Common Shares within three Business Days after the satisfaction or waiver of the conditions set forth in Section 4 of The Offer, "Conditions of the

Offer." Subject to the Pre-Acquisition Agreement and compliance with Rule 14e-1 of the Exchange Act, the Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Common Shares in order to comply, in whole or in part, with any applicable law, including, among others, the HSR Act.

     Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of (i) certificates (the "Certificates") representing tendered Common Shares (or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof) (or an Agent's Message (as defined in Section 3 of The Offer, "Procedure for Tendering Common Shares" in connection with a book-entry transfer) and (iii) any other required documents specified in the instructions to the Letter of Transmittal.

     The Offeror will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not withdrawn if, as and when the Offeror gives oral (to be confirmed in writing) or written notice to the Depositary of the Offeror's acceptance of such Common Shares. Payment for accepted Common Shares will be made by deposit of the Offer Consideration therefor with the Depositary, who will act as agent for the tendering Shareholders for the purposes of receiving payments from the Offeror and transmitting such payments to Shareholders whose Common Shares have been accepted for payment.

     If any tendered Common Shares are not accepted for payment for any reason, or if Certificates are submitted evidencing more Common Shares than are tendered or accepted for payment, then Certificates for such unpurchased Common Shares will be returned, without expense, to the tendering Shareholder as promptly as practicable following the expiration or termination of the Offer. In the case of Common Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, such Common Shares will be credited to an account maintained with the Book-Entry Transfer Facility.

     Shareholders depositing Common Shares will not be required to pay any brokerage fees or commissions if they accept the Offer by transmitting their Common Shares directly to the Depositary or the U.S. Forwarding Agent or if they utilize the services of a member of the Soliciting Dealer Group to accept the Offer.

     The Offeror reserves the right to assign, in whole or in part, to any newly formed wholly-owned subsidiary of HOC or the Offeror, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer. Any such assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Common Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING COMMON SHARES.

     Valid Tender of Common Shares. In order for a Shareholder to validly tender Common Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary or the U.S. Forwarding Agent on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Also, on or prior to the Expiration Date, either (i) the Certificates evidencing tendered Common Shares must be received by the Depositary at such address, (ii) such Common Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation of such delivery (including an Agent's Message if the tendering Shareholder has not delivered a Letter of Transmittal) must be received by the Depositary or U.S. Forwarding Agent, or (iii) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Depositary or U.S. Forwarding Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     Book-Entry Delivery. Shareholders may validly tender Common Shares pursuant to the Offer in the United States by following the procedures for book-entry delivery. The Depositary will establish accounts with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Common Shares may be effected through book-entry at the Book-Entry Transfer Facility, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or an Agent's Message in lieu of the Letter of Transmittal) and any other required documents, must, in any case, be received by the Depositary or the U.S. Forwarding Agent prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Alternatively, a tendering Shareholder may comply with the guaranteed delivery procedure described below.

     Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary or U.S. Forwarding Agent.

     The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole election and risk of the tendering Shareholder. Delivery will be deemed made only when such items are actually received by the Depositary or the U.S. Forwarding Agent. If delivery is by mail, it is recommended that Shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery to the Depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Common Shares) of Common Shares and such registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Common Shares are tendered for the account of an Eligible Institution. See the Instructions to the Letter of Transmittal. If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Certificates for Common Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Certificates surrendered, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates. The signatures on the Certificates or stock powers must also be guaranteed by an Eligible Institution. See the Instructions to the Letter of Transmittal.

     Guaranteed Delivery. If a Shareholder desires to tender Common Shares pursuant to the Offer and (i) such Shareholder's Certificates are not immediately available; (ii) time will not permit all required documents to reach the Depositary or U.S. Forwarding Agent on or prior to the Expiration Date; or

(iii) the procedures for book-entry transfer cannot be completed on a timely basis, such Common Shares may nevertheless be tendered if all of the following conditions are satisfied:

     - the tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided herewith, is received by the Depositary in Toronto on or prior to the Expiration Date; and

     - the Certificates (or a Book-Entry Confirmation) representing all tendered Common Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three TSE trading days after the Expiration Date.

     Any Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery provided herewith.

     Other Requirements. In all cases, payment for Common Shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary or U.S. Forwarding Agent of (i) Certificates for (or a timely Book-Entry Confirmation with respect to) such Common Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to the Common Shares are actually received by the Depositary or the U.S. Forwarding Agent. Under no circumstances will interest be paid on the purchase price to be paid by the Offeror or the Depositary for the tendered Common Shares, regardless of any extension of the Offer or any delay in making such payment.

     Tender Constitutes an Agreement. The valid tender of Common Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Common Shares will be determined by the Offeror, in its sole discretion, which determination shall be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders of Common Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for, such Common Shares may, in the opinion of the Offeror's counsel, be unlawful. Subject to the provisions of the Pre-Acquisition Agreement, the Offeror also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Common Shares of any particular Shareholder, whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of the Offeror. None of the Offeror, HOC, the Depositary, the U.S. Forwarding Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto and the Notice of Guaranteed Delivery) will be final and binding.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering Shareholder irrevocably appoints designees of the Offeror as such Shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Common Shares tendered by such Shareholder. All such proxies will be considered coupled with an interest in the tendered Common Shares. This appointment is effective if, when, and only to the extent that the Offeror accepts such Common Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such Shareholder will be revoked, and no subsequent proxies may be given nor any subsequent consent executed by such Shareholder with respect thereto. The Offeror's designees will, with respect to the Common Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Shareholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon the Offeror's payment of the purchase price for such Common Shares, the Offeror must be able to exercise full voting rights with respect to such Common Shares.

     Backup Withholding. Under the "backup withholding" provisions of U.S. federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of cash pursuant to the Offer, a United States Holder surrendering Common Shares in the Offer must, unless an exemption applies, provide the Depositary with such United States Holder's correct taxpayer identification number (the "TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such United States Holder is not subject to backup withholding. If a United States Holder does not provide a correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on such United States Holder and payments of cash pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Common Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Certain persons are not subject to backup withholding. Noncorporate foreign Shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

     Funding Preferred Shares. The Offeror is not offering to purchase (nor will tenders be accepted of) Funding Preferred Shares. A holder of Funding Preferred Shares may, however, elect to convert its Funding Preferred Shares prior to the Expiration Date pursuant to the terms of the Funding Preferred Shares and tender the Common Shares issued upon such conversion in the manner described in this Section 3 of The Offer. The Offeror has also made arrangements with the Depositary and the U.S. Forwarding Agent so that holders of Funding Preferred Shares may tender Common Shares pursuant to the Offer by delivering certificates representing the Funding Preferred Shares, together with a Conversion Notice, a completed Letter of Transmittal and such other documents as may be required pursuant to the terms of the Letter of Transmittal and the Funding Preferred Shares. If a holder delivers its Funding Preferred Shares to the U.S. Forwarding Agent for conversion not later than the Expiration Date, conditional upon the Offeror accepting Common Shares for payment pursuant to the Offer, the conversion of the Funding Preferred Shares will be deemed not to occur unless the Offeror accepts tendered Common Shares for payment pursuant to the Offer, in which case the conversion of a holder's Funding Preferred Shares will be deemed to have occurred as of the close of business on the date the holder delivered the Funding Preferred Shares to the U.S. Forwarding Agent for conversion. If a holder's Funding Preferred Shares are held in street name (i.e., through a broker, dealer or other nominee), the holder's Funding Preferred Shares may be tendered for conversion, conditional upon the Offeror accepting tendered Common Shares for payment pursuant to the Offer, by the holder's nominee through the Book-Entry Transfer Facility. If a holder chooses to conditionally convert its Funding Preferred Shares and tenders the underlying Common Shares, the holder may not thereafter withdraw its conversion election, but may withdraw its election to tender the underlying Common Shares in the manner described in Section 5 of The Offer, "Withdrawal Rights." If a holder of Funding Preferred Shares converts its Funding Preferred Shares into Common Shares effective as of prior to July 1, 2001 or during the period beginning September 16, 2001 and ending September 30, 2001, then the holder will be obligated to accompany the Funding Preferred Shares surrendered for conversion with payment to Chieftain International Funding Corp. of an amount equal to the dividend to which the holder becomes entitled on

June 30 or September 30, 2001, as applicable. If the Offeror does not accept tendered Common Shares for payment pursuant to the Offer on or before the Expiration Date, a holder's Funding Preferred Shares will not be converted and will be returned, without expense, to the holder. If the Offeror acquires at least a majority of the Common Shares outstanding, on a fully-diluted basis, on the date the Common Shares are accepted for payment or the Minimum Condition is not satisfied on the Expiration Date, but would be satisfied if all outstanding Funding Preferred Shares were converted into Common Shares and tendered in the Offer, then Chieftain is obligated to, and to cause Chieftain International Funding Corp. to, take all necessary action to redeem all outstanding Funding Preferred Shares as soon as possible after the Expiration Date.

     Stock Options. The Offeror is not offering to purchase (nor will tenders be accepted of) any Options. Accordingly, holders of Options desiring to tender Common Shares issuable upon exercise thereof must exercise such Options in accordance with the terms thereof and then tender Common Shares issued upon such exercise pursuant to the procedures set forth in this Section 3 of The Offer. Pursuant to the Pre-Acquisition Agreement, Chieftain is obligated to use its best efforts to entitle holders of Options who may do so under applicable securities laws to exercise all of their Options, whether vested or unvested prior to the making of the Offer, and tender all Common Shares issued in connection therewith in the Offer. The Offeror has agreed that all Options that are surrendered for exercise, conditional on the Offeror consummating the Offer and with appropriate instructions that the Common Shares issuable upon exercise of the Options are to be tendered pursuant to the Offer, will be exercised immediately prior to the consummation of the Offer. Prior to the Expiration Date, Chieftain is obligated to use its best efforts to enter into option releases with each holder of Options under which the holder will agree that upon consummation of the Offer, Chieftain will pay each Option holder who has not previously exercised his Options a cash amount in consideration of the termination of such Options equal to the difference, if any, between the Option exercise price and the Offer Consideration.

     Further Assurances. A Shareholder, by accepting the Offer, covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Common Shares to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of the Shareholder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the Shareholder.

4. CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Pre-Acquisition Agreement, the Offeror is not required to accept for payment, take up, purchase or, subject to the ABCA and any applicable Canadian provincial securities laws, United States federal securities laws, state securities or "blue-sky" laws of the states of the United States or any applicable rules and regulations of the SEC (relating to the Offeror's obligations to pay for or return tendered the Common Shares promptly after the termination or withdrawal of the Offer), to pay for any Common Shares tendered pursuant to the Offer unless:

          (a) there shall have been validly tendered and not withdrawn prior to the Expiration Date that number of Common Shares which would represent at least 66 2/3% of the Common Shares outstanding on a fully-diluted basis;

          (b) any waiting period under the HSR Act applicable to the purchase of the Common Shares pursuant to the Offer shall have expired or been terminated; and

          (c) the Minister appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under Section 102 of the Competition Act (Canada) in respect of the business combination transaction contemplated by the Offer, or any applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired without the Minister having given notice that he intends to make an application to the Competition Tribunal for an order under

     Section 92 of the Competition Act (Canada) in respect of the business combination transaction contemplated by the Offer; and no proceeding shall be taken or threatened under the merger provisions of Part VIII or under
     Section 45 of the Competition Act (Canada) in respect of the Offer.

     Furthermore, notwithstanding any other term of the Offer or the Pre-Acquisition Agreement, the Offeror shall not be required to accept for payment or pay for any Common Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer without the consent of Chieftain if, at any time on or before the Expiration Date, any of the following conditions exists:

          (a) there shall be threatened or pending any suit, action or proceeding by any government authority or person:

             (i) challenging the acquisition by HOC or the Offeror of any Common Shares, seeking to restrain or prohibit the making or consummation of the Offer or Second Stage Transaction or seeking to obtain from Chieftain, HOC or the Offeror any damages that are material in relation to Chieftain and its subsidiaries taken as whole;

             (ii) seeking to prohibit or limit the ownership or operation by Chieftain, HOC or any of their respective subsidiaries of any material portion of the business or assets of Chieftain and its subsidiaries or HOC and its subsidiaries, or to compel Chieftain, HOC or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Chieftain and its subsidiaries or HOC and its subsidiaries, as a result of the Offer or Second Stage Transaction;

             (iii) seeking to impose limitations on the ability of HOC or the Offeror to acquire or hold, or exercise full rights of ownership of, any Common Shares, including the right to vote the Common Shares purchased by it on all matters properly presented to the Shareholders; or

             (iv) seeking to prohibit HOC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Chieftain and its subsidiaries;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) HOC, Chieftain or any of their respective subsidiaries or (ii) the Offer or Second Stage Transaction by any government authority that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in paragraph (a) (i) above;

          (c) since March 31, 2001, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

          (d) there has been a breach of any representation or warranty (when made or at such time, except to the extent it relates to a particular date) on the part of Chieftain (provided that any representation or warranty of Chieftain contained in the Pre-Acquisition Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Chieftain) except for such breaches that could not, individually or in the aggregate with any other breaches on the part of Chieftain, have a Material Adverse Effect;

          (e) Chieftain shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Chieftain to be performed or complied with by it under the Pre-Acquisition Agreement (provided that any covenant or agreement of Chieftain contained in the Pre-Acquisition Agreement the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not (except as otherwise provided in this clause (e)) be so qualified for purposes of determining the existence of any nonperformance thereof on the part of Chieftain);

          (f) there is outstanding any regulatory approval or regulatory consent (including, without limitation, those required, if any, under the Investment Canada Act and those of any stock exchanges or other securities or regulatory authorities) the obtaining of which is considered by the Offeror as being necessary to complete the Offer;

          (g) there shall have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Tax Act or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Chieftain or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their business and operations or with respect to completing any compulsory acquisition or subsequent acquisition transaction;

          (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market,
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory),
     (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

          (i) all of the outstanding options to purchase Common Shares shall not have been either exercised, surrendered or terminated or otherwise subject to an option release, as described in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement;"

          (j) the obligations of Chieftain regarding its Shareholder Rights Plan shall have been breached in any manner, any person shall have become an "Acquiring Person" as defined in the Shareholder Rights Plan or the "Separation Time" as defined in the Shareholder Rights Plan shall have occurred;

          (k) the Pre-Acquisition Agreement shall have been terminated in accordance with its terms;

          (l) HOC shall not have received an opinion, addressed jointly to it and to Chieftain, from Cravath, Swaine & Moore (or other recognized United States tax counsel reasonably acceptable to HOC) to the effect that no taxes will be imposed on Chieftain, Chieftain International (U.S.) Inc., Chieftain International Funding Corp. or any affiliates of any of the foregoing as a result of (i) the conditional conversion of the Funding Preferred Shares, (ii) the deemed or actual conversion of the Funding Preferred Shares into Common Shares, or (iii) the tender and purchase of Common Shares that are, or are to be, issued pursuant to the conditional conversion of the Funding Preferred Shares; or

          (m) an event shall have occurred that has resulted in an adjustment to the "conversion price" under the terms of the Funding Preferred Shares.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to such assertion, including any action or inaction by the Offeror. Except as described in Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement," the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Expiration Date, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 4 will be final and binding upon all parties.

5. WITHDRAWAL RIGHTS.

     All tenders of Common Shares made pursuant to the Offer are irrevocable, except that any such Common Shares may be withdrawn pursuant to the procedures set forth below:

          (a) at any time on or before the Expiration Date;

          (b) at any time on or after August 27, 2001, provided that the tendered Common Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or the U.S. Forwarding Agent of the notice of withdrawal in respect of such Common Shares; or

          (c) at any time before the expiration of 10 days from the date upon which either:

             (i) a notice of change relating to a change which has occurred in the information contained in this Offer to Purchase, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to tender its Common Shares pursuant to the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiration Date or after the Expiration Date but before the expiration of all rights of withdrawal in respect of the Offer; or

             (ii) a notice of amendment concerning an amendment in the terms of the Offer (other than an amendment consisting solely of an increase in the consideration offered for the Common Shares where the Expiration Date is not extended for more than 10 days), is mailed, delivered or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such deposited Common Shares have not been taken up by the Offeror at the date of the applicable notice; or

          (d) if the Common Shares have not been paid for by the Offeror within three Business Days after the tendered Common Shares have been accepted for payment by the Offeror.

     If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in clause (c) above are applicable, the Offer shall be extended without the Offeror first accepting for payment the tendered Common Shares which are subject to the rights of withdrawal.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary or the U.S. Forwarding Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify (i) the name of the person who tendered the Common Shares to be withdrawn, (ii) the number of Common Shares to be withdrawn, and (iii) the name of the registered holder of such Common Shares, if different from that of the person who tendered such Common Shares. If Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary or the U.S. Forwarding Agent, then prior to the physical release of such Certificates, the serial numbers shown on the particular Certificates to be withdrawn must be submitted to the Depositary or the U.S. Forwarding Agent, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. None of HOC, the Offeror, the Depositary, the U.S. Forwarding Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of The Offer, "Procedure for Tendering Common Shares."

     In the event the Offeror provides a Subsequent Offering Period following the Offer, except as required under applicable Canadian provincial securities laws as described in Section 1 of the Offer, "Terms of The Offer," no withdrawal rights will apply to Common Shares tendered during such Subsequent Offering Period or to Common Shares previously tendered in the Offer and accepted for payment.

     In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 14 of the Circular, "Additional Canadian Provincial and Territorial Statutory Rights."

6. DIVIDENDS AND DISTRIBUTIONS; LIENS; CLAIMS; REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     If, on or after the date of the Offer, Chieftain should split, combine or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken any such action, then the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such split, combination or other change.

     Common Shares acquired pursuant to the Offer shall be transferred to the Offeror free and clear of all liens, charges, encumbrances, claims (whether existing, pending or contingent) and equities and together with all rights and benefits arising therefrom, including the right to all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after June 18, 2001 (being the date of the Pre-Acquisition Agreement) on or in respect of the Common Shares. The tender of Common Shares under the Offer will constitute the tendering Shareholder's representation and warranty that:

     - such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares being tendered and has not sold, assigned or transferred or agreed to sell, assign or transfer any such Common Shares to any other person;

     - such Shareholder tendering the Common Shares, or on whose behalf such Common Shares are being tendered, has good title to and is the beneficial owner of such Common Shares being tendered within the meaning of applicable securities laws; and

     - when such Common Shares are accepted for payment by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims, choses in action, and rights of the tendering Shareholder and of third parties whatsoever, whether existing, pending or contingent.

     If, on or after June 18, 2001, Chieftain should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer to the name of the Offeror or its nominees or transferees on Chieftain's transfer register of Common Shares accepted for purchase pursuant to the Offer, then (i) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholder for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the purchase price per Common Share pursuant to the Offer, the purchase price per Common Share will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividend, distribution or payment that exceeds the purchase price per Common Share pursuant to the Offer, or in the case of any non-cash dividend, distribution, payment, right or interest, the whole of any such dividend, distribution, payment, right or other interest will be received and held by the depositing Shareholder for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholder to the Depositary or the U.S. Forwarding Agent for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The foregoing does not apply to the dividend payable on June 30, 2001 to holders of Funding Preferred Shares who subsequently convert their Funding Preferred Shares into Common Shares and tender them pursuant to the Offer.

7. NOTICES AND DELIVERY

     Any notice required to be given to Shareholders by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their addresses as shown on the share register of Chieftain and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSE and the AMEX for dissemination through their facilities, (ii) it is published once in the National Edition of The Globe and Mail and The Wall Street Journal, or (iii) it is given to the Dow Jones News Service and the Canada News Wire Service.

     Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses set forth on the back cover of this Offer to Purchase for the Depositary or the U.S. Forwarding Agent. Documents required by the Offer to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, will not be considered delivered unless and until they have been physically received at the particular office at the address for such office set forth on the back cover of this Offer to Purchase.

8. MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer, this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, checks and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to checks and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent to which the deposited certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 8 of The Offer as soon as reasonably practicable after the making of such determination and in accordance with Section 7 of The Offer, "Notices and Delivery." Checks and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the tendering Shareholder at the appropriate office of the Depositary or the U.S. Forwarding Agent.

9. OTHER TERMS OF THE OFFER

     No broker, investment dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in this Offer to Purchase, and if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary or the U.S. Forwarding Agent for the purposes of the Offer.

     The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta, Canada.

     The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

     This Offer to Purchase, including the Circular, constitutes the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

                                    CIRCULAR

     This Circular is furnished in connection with the Offer by the Offeror dated June 28, 2001 to purchase all the outstanding Common Shares. The terms and provisions of the Offer are incorporated into and form part of this Circular and Shareholders should refer to "The Offer" for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Terms defined in "The Offer" or in "Definitions" and not defined in this Circular have the same meanings herein as therein unless the context otherwise requires.

     The information concerning Chieftain contained in "The Offer" and this Circular has been taken from, or is based upon, publicly available documents and records on file with Canadian securities administrators, the SEC and other public sources at the time of the Offer or has been based upon representations and warranties made by Chieftain. Although HOC and the Offeror have no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, HOC and the Offeror do not assume any responsibility for the accuracy or completeness of such information, or for any failure by Chieftain to disclose, to HOC, the Offeror or publicly, events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to HOC or the Offeror.

1. CERTAIN INFORMATION CONCERNING THE OFFEROR AND HOC.

     General. HOC, a Delaware corporation, is part of the Hunt group of companies, which are privately held businesses led by Mr. Ray L. Hunt of Dallas, Texas. HOC is a wholly-owned subsidiary of Hunt Consolidated, Inc., a Delaware corporation, which, in turn, is a wholly-owned subsidiary of RRH Corporation, a Delaware corporation. Hunt Consolidated, Inc. and RRH Corporation (collectively, the "Hunt Parent Entities"), are holding companies, which conduct no operations of their own. HOC is engaged in the exploration, production, refining, marketing and transportation of oil and gas. HOC's major areas of operation are in the Gulf Coast area of the United States, Canada, the Republic of Yemen and Peru. HOC's principal place of business is located at 1445 Ross at Field, Dallas, Texas 75202 and its telephone number at that location is (214) 978-8000.

     The Offeror was incorporated under the laws of the Province of Alberta, Canada on June 18, 2001 and is a wholly-owned subsidiary of HOC. The Offeror has not carried on any business prior to the date hereof, other than that incidental to its formation and matters directly related to the making of the Offer. The registered office and principal place of business of the Offeror is located at Suite 3300, 205 -- 5th Avenue S.W., Calgary, Alberta T2P 2V7 and its telephone number at that location is (403) 531-1530.

     The name, business address, principal occupation or employment, five year employment history and country of citizenship of each director and executive officer of the Hunt Parent Entities, HOC and the Offeror, and certain other information is set forth on Schedule I. During the past five years, none of the persons listed on Schedule I has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Also during the past five years, none of the persons listed in Schedule I has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Holdings of Securities of Chieftain. None of HOC, the Offeror nor, to the best of their knowledge after reasonable inquiry, the Hunt Parent Entities or any of the persons listed on Schedule I to this Offer to Purchase, nor any associate, affiliate or majority-owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Common Shares or any other securities of Chieftain. None of HOC, the Offeror nor, to the best of their knowledge after reasonable inquiry, the Hunt Parent Entities or any of the persons or entities referred to above, any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Common Shares during the past six months. There is no person or company acting jointly or in concert with the Offeror in connection with the transactions described in this Offer to Purchase other than HOC.

     Commitments to Acquire Securities of Chieftain; Other Transactions with Chieftain. Except as otherwise described in this Offer to Purchase, (i) none of HOC, the Offeror nor any of their respective subsidiaries nor, to the best of their knowledge, the Hunt Parent Entities or any of the persons listed on
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Chieftain, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) none of HOC, the Offeror, any of their respective directors or executive officers, or, to the knowledge of such directors and executive officers, any associates of any such directors or executive officers or any person holding more than 10% of any class of equity securities of the Offeror or HOC, has entered into any commitments to acquire any securities of Chieftain except for the Common Shares pursuant to the Offer, and (iii) none of HOC, the Offeror nor, to the best of their knowledge, the Hunt Parent Entities or any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Chieftain or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Set forth below in Section 6 of the Circular, "Background of the Offer; Contacts with Chieftain" and Section 7 of the Circular, "Summary of the Pre-Acquisition Agreement" and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between the Offeror or HOC, any of their respective subsidiaries, the Hunt Parent Entities or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and Chieftain or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     There are no arrangements or agreements made or proposed to be made between HOC or the Offeror and any of the directors or executive officers of Chieftain and no payments or other benefits are proposed to be made or given by HOC or the Offeror by way of compensation for loss of office or as to such directors or executive officers remaining in or retiring from office following the completion of the Offer.

2. CERTAIN INFORMATION CONCERNING CHIEFTAIN.

     General. Chieftain is an independent energy company engaged in the exploration, development and production of natural gas and oil. Chieftain's producing properties and exploration acreage are primarily located in the offshore U.S. Gulf of Mexico. Chieftain also has properties located onshore in Louisiana, in the Four Corners area of southeast Utah and in the UK sector of the North Sea. Chieftain was incorporated under the Business Corporations Act (Alberta) in 1988 and commenced operations upon the closing of its initial public offering on April 20, 1989. Its principal executive offices are located at 1201 TD Tower, 10088 -- 102 Avenue, Edmonton, Alberta T5J 2Z1 and its telephone number at that location is (780) 425-1950.

     The authorized capital of Chieftain consists of an unlimited number of Common Shares and first and second preferred shares. Based on publicly available information and the list of Shareholders provided by Chieftain to the Offeror in connection with the Offer, the Offeror believes that as of June 18, 2001, 16,034,477 Common Shares were outstanding. Each of the issued and outstanding Common Shares carries the right to one vote. The Common Shares are listed on the AMEX and the TSE under the symbol "CID." The Offeror believes that, as of June 18, 2001, Options to purchase 1,205,571 Common Shares were outstanding. The Funding Preferred Shares of Chieftain International Funding Corp., an indirect subsidiary of Chieftain, each of which is convertible into 1.25 Common Shares, are listed on the AMEX under the symbol "GSS.PR." The Offeror believes that as of June 18, 2001, 2,726,700 Funding Preferred Shares were outstanding. Based on the foregoing, approximately 20,648,423 Common Shares were outstanding on a fully-diluted basis as of June 18, 2001. The Offeror also believes that no first or second preferred shares were outstanding as of June 18, 2001.

     Pursuant to the provisions of the securities laws of certain provinces of Canada, the directors of Chieftain must send a directors' circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Chieftain subsequent to the date of the most recent published financial statements of Chieftain.

     Projections. In connection with this transaction, HOC and the Offeror have received some financial information on an unsolicited basis projecting potential future operating performance of Chieftain. Chieftain does not, as a matter of course, make public projections as to future operations, and these projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the Canadian provincial securities regulatory authorities or the American Institute of Certified Public Accountants regarding financial projections or regarding production or reserves of petroleum products. Such information is set forth below only for the limited purpose of making available to Shareholders the projections that were made available to HOC and the Offeror in connection with the Offer. None of Chieftain, HOC or the Offeror intends to update or otherwise revise these projections.

     These projections necessarily reflect numerous assumptions, many of which are inherently uncertain or beyond Chieftain's control, and it is not possible to predict whether the assumptions made in preparing these projections will be valid. Actual results may prove to be materially higher or lower than in these projections. Variances in significant assumptions such as production volumes, natural gas and oil prices, funding costs and the period from the time of discovery of natural gas or oil to the time of initial production may have a significant impact on these projections. Natural gas and oil prices have materially changed since the time when these projections were prepared. These projections may be affected by a variety of factors including, but not limited to: price and currency fluctuations, drilling and production results, imprecision of reserve estimates, loss of market, industry competition, environmental risks, political risks and capital restrictions. The inclusion of these projections does not mean that HOC or the Offeror considered them reliable or relied upon them, and these projections should not be relied on as predictors of future events. Neither HOC nor the Offeror takes any responsibility for the validity, reasonableness, accuracy or completeness of these projections. Chieftain has made no representation to HOC or the Offeror regarding these projections, and neither HOC nor the Offeror asked for any. For purposes of interpreting these projections, terms have the meanings as follows: "ngls" means natural gas liquids, "mmcf" means 1,000,000 cubic feet of natural gas, "mmcfe" means 1,000,000 cubic feet of natural gas equivalent and "bcfe" means 1,000,000,000 cubic feet of natural gas equivalent.

     The following are projected natural gas and oil prices, gross revenues, net income and net income per share for the fiscal years ending December 31, 2001 through December 31, 2005 for Chieftain (dollars in thousands, except per unit and share amounts):

                                  PROJECTED   PROJECTED   PROJECTED   PROJECTED   PROJECTED
                                   2001 YR     2002 YR     2003 YR     2004 YR     2005 YR
                                  ---------   ---------   ---------   ---------   ---------
Natural gas price (per mcf).....  $   5.32    $   4.74    $   4.49    $   4.49    $   4.47
Oil and natural gas liquids (per
  barrel).......................  $  25.77    $  25.25    $  25.46    $  25.56    $  25.81
Gross revenue, before
  royalties.....................  $270,582    $323,309    $402,382    $486,232    $566,470
Gross revenue, after
  royalties.....................  $219,825    $263,142    $328,439    $397,619    $463,571
Net Income......................  $ 69,033    $ 86,396    $104,334    $127,209    $149,071
Net Income per share
  Basic.........................  $   4.30    $   4.44    $   5.37    $   6.54    $   7.67
  Diluted.......................  $   3.73    $   4.36    $   5.27    $   6.42    $   7.53

     The following are forecasted production volumes and proved reserves the fiscal years ending December 31, 2001 through December 31, 2005 for Chieftain:

                                       PROJECTED   PROJECTED   PROJECTED   PROJECTED   PROJECTED
                                         2001        2002        2003        2004        2005
                                       ---------   ---------   ---------   ---------   ---------
Production volumes (before royalties)
  Natural gas -- mmcf per day........      115         156         199         236         267
  Oil and ngls -- barrels per day....    4,874       5,666       8,022      10,204      13,286
  Equivalent -- mmcfe per day........      145         190         247         297         346
Production volumes (after royalties)
  Natural gas -- mmcf per day........       94         127         162         192         218
  Oil and ngls -- barrels per day....    4,073       4,729       6,664       8,444      10,979
  Equivalent -- mmcfe per day........      118         155         202         243         284
Proved reserves at year end bcfe
  (before royalties).................      402         497         610         737         889

     Available Information. Chieftain is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Chieftain is required to disclose in proxy statements certain information, as of particular dates, concerning Chieftain's directors and officers, their remuneration, stock options granted to them, the principal holders of Chieftain's securities and any material interest of such persons in transactions with Chieftain. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

     Except as otherwise stated in this Offer to Purchase, the information concerning Chieftain contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither HOC nor the Offeror has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, it takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Chieftain to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to it.

     The Offeror has no information that indicates any material change in the affairs of Chieftain since the date of the last published financial statements of Chieftain, other than the making of the Offer and such other material changes as have been publicly disclosed by Chieftain. Neither HOC nor the Offeror has any knowledge of any other matter that has not previously been generally disclosed, but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

3. PRICE RANGE OF SHARES; DIVIDENDS AND DISTRIBUTIONS.

     The Common Shares are listed and posted for trading on the AMEX and the TSE. The following table shows the high and low closing prices for the Common Shares as reported on the AMEX and the TSE:

                            AMERICAN STOCK EXCHANGE

                                                                              CUMULATIVE
                                                           HIGH       LOW       VOLUME
                                                          -------   -------   ----------
                                                          (U.S.$)   (U.S.$)
Fiscal Year 1999
  First Quarter (January 1 -- March 31, 1999)...........  $15.50    $ 9.56     3,702,800
  Second Quarter (April 1 --  June 30, 1999)............  $18.63    $12.25     2,959,100
  Third Quarter (July 1 -- September 30, 1999)..........  $22.75    $17.44     1,872,300
  Fourth Quarter (October 1 -- December 31, 1999).......  $20.38    $14.06     5,551,200
Fiscal Year 2000
  First Quarter (January 1 -- March 31, 2000)...........  $20.38    $13.38     2,923,300
  Second Quarter (April 1 -- June 30, 2000).............  $22.25    $17.63     2,913,900
  Third Quarter (July 1 -- September 30, 2000)..........  $22.50    $15.88     3,965,300
  Fourth Quarter (October 1 -- December 31, 2000).......  $27.75    $19.31     4,424,100
Fiscal Year 2001
  First Quarter (January 1 -- March 31, 2001)...........  $29.65    $22.00     7,983,200
  Second Quarter (April 1 -- June 26, 2001).............  $33.70    $26.30    10,844,700

                             TORONTO STOCK EXCHANGE

                                                                             CUMULATIVE
                                                          HIGH       LOW       VOLUME
                                                         -------   -------   ----------
                                                         (CDN.$)   (CDN.$)
Fiscal Year 1999
  First Quarter: (January 1 -- March 31, 1999).........  $23.00    $14.50       911,056
  Second Quarter: (April 1 -- June 30, 1999)...........  $26.95    $19.25       719,569
  Third Quarter: (July 1 -- September 30, 1999)........  $34.00    $25.90       412,641
  Fourth Quarter: (October 1 -- December 31, 1999).....  $30.25    $21.00       344,544
Fiscal Year 2000
  First Quarter: (January 1 -- March 31, 2000).........  $27.85    $19.50       483,179
  Second Quarter: (April 1 -- June 30, 2000)...........  $33.20    $25.45       268,530
     July..............................................  $28.50    $24.05        63,866
     August............................................  $33.25    $23.60       315,223
     September.........................................  $33.25    $30.00       157,297
  Third Quarter (July 1 -- September 30, 2000).........  $33.25    $23.60       536,386
     October...........................................  $33.20    $29.20       230,243
     November..........................................  $35.85    $30.80       151,683
     December..........................................  $41.90    $33.75       215,381
  Fourth Quarter (October 1 -- December 31, 2000)......  $41.90    $29.20       598,993
Fiscal Year 2001
     January...........................................  $41.50    $33.45       176,932
     February..........................................  $38.90    $34.00       152,839
     March.............................................  $45.50    $34.20       306,320
  First Quarter: (January 1 -- March 31, 2001).........  $45.50    $33.45       636,481
     April.............................................  $50.00    $41.55       263,942
     May...............................................  $51.25    $44.80       137,026
     June (to June 26).................................  $50.75    $42.15     1,462,373
  Second Quarter: April 1 -- June 26, 2001)............  $51.25    $41.55     1,863,341

     On June 18, 2001, the last full trading day prior to the public announcement of the execution of the Pre-Acquisition Agreement, the reported closing sales price per Common Share on the AMEX was U.S.$29.74 and the reported closing sales price per Common Share on the TSE was Cdn.$45.50. On June 26, 2001, the reported closing sales price per Common Share on the AMEX was U.S.$28.70 and the reported closing sales price per Common Share on the TSE was Cdn.$43.50. As of that date, there were approximately 109 holders of record of the Common Shares. The Offeror encourages Shareholders to obtain current market quotations for the Common Shares.

     Chieftain has never declared or paid any cash dividends on its Common Shares. Chieftain International Funding Corp. pays a regular quarterly dividend on the Funding Preferred Shares at an annual rate of U.S.$1.8125 per share. Pursuant to the Pre-Acquisition Agreement, Chieftain has agreed that, other than inter-corporate dividends paid on a regular quarterly basis by Chieftain International (U.S.) Inc. in respect of its Class B preferred shares to Chieftain International Funding Corp. and in respect of the Funding Preferred Shares, it will not declare, set aside or pay any dividend or other distribution on any shares of its capital stock. Additionally, the Pre-Acquisition Agreement prohibits Chieftain from directly or indirectly (i) issuing, granting, selling or pledging or agreeing to issue, grant, sell or pledge any securities of Chieftain (or any subsidiary thereof), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of Chieftain (or any subsidiary thereof), other than Common Shares issuable pursuant to the terms of Options and upon the conversion of the Funding Preferred Shares; (ii) redeeming, purchasing or otherwise acquiring any of its outstanding securities, or (iii) splitting, combining or reclassifying any of its securities.

     Based on publicly available information, Chieftain completed the following distributions of Common Shares during the five years prior to the date hereof, excluding Common Shares distributed pursuant to the exercise of employee stock options:

     - in the fourth quarter of 1999, Chieftain issued 2,875,000 Common Shares by way of a public offering in the United States for gross proceeds of U.S.$50,312,500 (U.S.$17.50 per Common Share); and

     - in the first quarter of 1996, Chieftain issued 2,970,000 Common Shares by way of a public offering in the United States and Canada for gross proceeds of U.S.$49,005,000 (U.S.$16.50 per Common Share).

4. PURPOSE OF THE OFFER AND THE SECOND STAGE TRANSACTION; PLANS FOR CHIEFTAIN AFTER THE OFFER AND THE SECOND STAGE TRANSACTION.

     Purpose of the Offer and the Second Stage Transaction. The purpose of the Offer and any Second Stage Transaction is for HOC, via the Offeror, to acquire control of, and the entire equity interest in, Chieftain. The Offer is intended to increase the likelihood that any Second Stage Transaction will be completed promptly. The acquisition of the entire equity interest in Chieftain has been structured as a cash tender offer followed by either a Compulsory Acquisition or a Subsequent Acquisition Transaction in order to provide a prompt and orderly transfer of ownership of Chieftain from the Shareholders to HOC and to provide the Shareholders with cash in a per share amount equal to the Offer Consideration for each of their Common Shares.

     Redemption of Funding Preferred Shares. If the Offeror consummates the Offer, the Offeror intends to cause Chieftain International Funding Corp. to deliver a redemption notice to holders of all Funding Preferred Shares that remain outstanding after the Offer in order to effect a redemption of all remaining Funding Preferred Shares at the earliest practicable date. The redemption price per Funding Preferred Shares is $25.2014 in 2001, which is less than the Offer Consideration. If a holder of Funding Preferred Shares converts its Funding Preferred Shares into Common Shares prior to the redemption date and a Second Stage Transaction is consummated, the holder will receive cash in a per share amount equal to the Offer Consideration for each of its Common Shares.

     Plans for Chieftain. Following any Second Stage Transaction, Chieftain will be operated as a direct or indirect wholly-owned subsidiary of HOC. Except as otherwise provided in this Offer to Purchase, the Offeror and HOC have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving Chieftain, or any other material change in Chieftain's capitalization, dividend policy, corporate structure or business. Immediately following the acquisition by the Offeror of more than a majority of the outstanding Common Shares pursuant to the Offer, the Chieftain Board shall be reconstituted through resignations of certain of the Chieftain directors and the appointment of the Offeror's nominees in their stead. HOC and the Offeror intend to decrease the Chieftain Board from eight directors to four directors.

     Compulsory Acquisition. If, by the Expiration Date or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by the holders of not less than 90% of the Common Shares (calculated on a fully-diluted basis) other than Common Shares held at the date of the Offer by or on behalf of the Offeror or its affiliates and associates (as defined in the ABCA), and the Offeror acquires such Common Shares pursuant to the Offer, then the Offeror intends to elect to acquire, pursuant to the provisions of Part 16 of the ABCA, the remainder of the Common Shares held by each Shareholder who did not accept the Offer (a "Dissenting Offeree") (which definition includes any person who subsequently acquires any of such shares), on the same terms, including price, as the Common Shares that were acquired under the Offer (a "Compulsory Acquisition").

     To exercise this statutory right, the Offeror must give notice (the "Offeror's Notice") to the Dissenting Offerees of such proposed acquisition on or before the earlier of 60 days from the Expiration Date and 180 days from the date of the Offer. Within 20 days of the giving of the Offeror's Notice, the

Offeror must pay or transfer to Chieftain the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after the receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Common Shares to which the Offer relates held by such Dissenting Offeree to Chieftain, and may elect either to transfer such shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of such shares by so notifying the Offeror and by applying to the Court of Queen's Bench of Alberta to fix that value, within 60 days after the date of the sending of the Offeror's Notice. If a Dissenting Offeree fails to notify the Offeror and apply to the Court of Queen's Bench of Alberta within the applicable 60-day period, the Dissenting Offeree will be deemed to have elected to transfer his or her Common Shares to the Offeror on the same terms (including price) as the Offeror acquired the Common Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of the Common Shares, the Offeror also has the right to apply to the Court of Queen's Bench of Alberta to fix the fair value of the shares of that Dissenting Offeree.

     THE FOREGOING IS ONLY A SUMMARY OF THE RIGHT OF COMPULSORY ACQUISITION THAT MAY BECOME AVAILABLE TO THE OFFEROR. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF PART 16 OF THE ABCA. HOLDERS OF COMMON SHARES SHOULD REFER TO PART 16 OF THE ABCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS, AND THOSE WHO WISH TO BE BETTER INFORMED ABOUT THOSE PROVISIONS SHOULD CONSULT THEIR OWN LEGAL ADVISORS. PART 16 OF THE ABCA IS COMPLEX AND REQUIRES STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED.

     Subsequent Acquisition Transaction. If the Offeror accepts and pays for Common Shares validly deposited under the Offer and the foregoing statutory right of Compulsory Acquisition is not available or the Offeror elects not to pursue such right, the Offeror currently intends to pursue other means of acquiring, directly or indirectly, all the Common Shares in accordance with applicable law, including by way of a statutory arrangement, amalgamation, capital reorganization or other transaction involving Chieftain and the Offeror or an affiliate of the Offeror (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. Pursuant to the Pre-Acquisition Agreement, the Offeror has agreed that in any Subsequent Acquisition Transaction, it shall use its best efforts to ensure that the consideration per Common Share consists of the same kind and amount of consideration paid pursuant to the Offer.

     Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer.

     OSC Rule 61-501 and Policy Q-27 may deem certain types of Subsequent Acquisition Transactions to be "going private transactions" if such Subsequent Acquisition Transactions would result in the interest of a holder of Common Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Chieftain, a successor to the business of Chieftain or a person who controls Chieftain or a person who controls a successor to the business of Chieftain. Such methods of acquiring the remaining outstanding Common Shares may also be a "related party transaction" within the meaning of OSC Rule 61-501 and Policy Q-27.

     OSC Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction or a related party transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. If the Offeror decides to effect a going private transaction or a related party transaction, the Offeror intends to rely on any available exemption or to seek waivers pursuant to OSC Rule 61-501 and Policy Q-27 exempting Chieftain or the Offeror or its affiliates, as appropriate, from the requirement to prepare a valuation in connection with any such transaction proposed by the Offeror.

     Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the ABCA may require the approval of at least
66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. OSC Rule 61-501 and Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" shareholders of the affected securities must be obtained. OSC Rule 61-501 and Policy Q-27 contain similar minority approval requirements for related party transactions. In relation to the Offer and any related party or going private transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and CVMQ, all Shareholders other than the Offeror, its directors and executive officers or any associate or affiliate of the Offeror or its directors or executive officers or any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or any subsequent related party or going private transaction. OSC Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favor of such related party or going private transaction if the consideration per security in the related party or going private transaction is at least equal in value to the consideration paid under the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer and the Offeror intends to cause Common Shares acquired under the Offer to be voted in favor of any such transaction and to be counted as part of any minority approval required in connection with any such transaction.

     In addition, under OSC Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantial equivalent right is made available to the minority shareholders.

     Any Subsequent Acquisition Transaction carried out by the Offeror will likely be by way of an amalgamation or a statutory arrangement pursuant to which the Offeror or a successor corporation would acquire all Common Shares not tendered in the Offer.

     Shareholders should consult their own legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

     Other Alternatives. If the Offeror proposes a Subsequent Acquisition Transaction, but cannot promptly obtain any required approval or exemption, or otherwise does not complete a Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Chieftain or taking no further action to acquire additional Common Shares. Any additional purchase of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the value of the consideration paid for Common Shares under the Offer.

     Judicial Developments. Prior to the adoption of OSC Rule 61-501 and Policy Q-27, Canadian courts had, in very few instances, granted preliminary injunctions to prohibit transactions involving "going private transactions." The Offeror has been advised that based upon more recent legislative enactments, "going private transactions" may proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

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

     Tax Consequences. See Section 12 of the Circular, "Canadian Federal Income Tax Considerations," and Section 13 of the Circular, "United States Federal Income Tax Considerations," for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

5. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; STOCK MARKET QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public. The Offeror does not intend to purchase Common Shares through the facilities of the AMEX or the TSE at any time prior to the Expiration Date.

     Stock Market Quotation. Depending on the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements for continued listing on the AMEX or the TSE. According to the AMEX's published guidelines, the AMEX would consider delisting the Common Shares if, among other things, (i) the number of publicly held Common Shares falls below 200,000, (ii) the total number of public shareholders falls below 300 or (iii) the aggregate market value of publicly held Common Shares falls below $1,000,000. According to the TSE's published guidelines, the TSE would consider delisting the Common Shares if, among other things, the market value of the "public float" of the Common Shares fell below Cdn.$2,000,000. Common Shares held by officers or directors of Chieftain or their immediate families, or by any beneficial owner of 10% or more of the Common Shares, ordinarily will not be considered as being publicly held or as part of the "public float" for this purpose. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of the AMEX or the TSE for continued listing and the Common Shares are no longer listed, the market for the Common Shares could be adversely affected.

     If the AMEX or the TSE were to delist the Common Shares because they no longer met the requirements for continued inclusion on the AMEX or the TSE, it is possible that the Common Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares remaining at such time, the interests in maintaining a market for the Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors. The Offeror cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the Offer Consideration.

     Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. This registration may be terminated upon application of Chieftain to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Chieftain to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Chieftain, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Chieftain and persons holding "restricted securities" of Chieftain to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror intends to seek to cause Chieftain to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.
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

     If registration of the Common Shares is not terminated prior to any Second Stage Transaction, then the Common Shares will be delisted from the AMEX and the TSE and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of any Second Stage Transaction.

     Margin Regulations. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

6. BACKGROUND OF THE OFFER; CONTACTS WITH CHIEFTAIN.

     By agreement dated January 15, 2001, Chieftain engaged CIBC World Markets Inc. ("CIBC") to act as financial advisor to Chieftain in examining various strategies to increase shareholder value and in respect of any prospective transaction.

     At a meeting of the Chieftain Board on March 8, 2001, the Chieftain Board decided to authorize CIBC, its financial advisor, to examine strategic alternatives to increase shareholder value, including a possible merger or sale of Chieftain. On the same date, Chieftain announced such authorization in a press release. Subsequently, CIBC delivered to a number of companies a summary profile containing publicly available information on Chieftain, and Mr. S.A. Milner, President and Chief Executive Officer of Chieftain, met with the chief executive officers of several companies in the energy industry that were believed to be candidates for the acquisition of Chieftain.

     On March 16, 2001, a representative of CIBC contacted Mr. C. Glick, HOC's Senior Vice President, Business Development, to ascertain HOC's interest in evaluating a possible transaction with Chieftain. During such conversation, Mr. Glick confirmed HOC's interest in evaluating a possible transaction.

     On March 30, 2001, a meeting was held between Mr. S.A. Milner and Mr. S.C. Hurley, Senior Vice President and Chief Operating Officer of Chieftain, and Mr. R.L. Hunt, Chairman and Chief Executive Officer, and Mr. J.B. Jennings, President, of HOC. Prior to such meeting, HOC entered into the HOC Confidentiality Agreement pursuant to which HOC agreed to maintain the confidentiality of any confidential materials provided to HOC in connection with its evaluation of a possible transaction with Chieftain.

     On April 9, 2001, data rooms were opened in Dallas, Texas and in Edmonton, Alberta. Thereafter, representatives of 13 companies visited one or both data rooms. Detailed information concerning Chieftain was provided in the data rooms, including extensive financial, operational and reserve data in order to facilitate the evaluation by such companies of Chieftain. On April 9, 10, 16 and 17, 2001, HOC representatives visited the data rooms during which time HOC evaluated the oil and gas reserves, acreage and business of Chieftain.

     On April 19, 2001, at a meeting of the Chieftain Board, Mr. S.A. Milner reported to the Chieftain Board on the current status of the auction process. On the same date, at a meeting attended by Mr. R.L. Hunt, Mr. J. Jennings and Mr.
C. Glick of HOC and Mr. D. Mitchell, Chairman of the Board, and Mr. S.A. Milner, Mr. S.C. Hurley and Ms. E.S. Ondrack, Senior Vice President and Secretary of Chieftain, HOC initially made a non-binding written proposal for the acquisition of Chieftain at $30.00 per Common Share and requested that Chieftain abandon its auction process and enter into exclusive negotiations with HOC. HOC subsequently advised Chieftain that if Chieftain would, within 48 hours, abandon its auction process and enter into an agreement providing for exclusive negotiations with HOC, then HOC would consider increasing such proposal to $31.00 per Common Share. HOC also orally advised Chieftain that, if Chieftain did not accept HOC's proposal, any subsequent proposals by HOC would be reduced if natural gas prices should subsequently decrease. Chieftain management, after

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

consultation with all members of the Chieftain Board, advised HOC that Chieftain intended to proceed with the auction process with potential buyers, including HOC.

     On June 13, 2001, the President and Chief Executive Officer of Chieftain contacted Mr. R.L. Hunt of HOC to discuss a possible transaction and, on June 14, 2001, a meeting was held in Dallas, Texas between Mr. S.A. Milner and Mr. S.C. Hurley of Chieftain and Mr. R.L. Hunt and Mr. J. Jennings of HOC to discuss the terms of a potential transaction. At the meeting, the HOC representatives indicated that HOC would be in a position to make an offer to purchase Chieftain's Common Shares at a per Common Share price of U.S.$28.50 in cash, subject to the ability of HOC and Chieftain to reach definitive agreement on the terms of an acquisition. HOC explained that its reduced proposal was due to recent decreases in natural gas prices. On June 15, 2001, Mr. S.A. Milner of Chieftain contacted Mr. R.L. Hunt of HOC to begin negotiations of an acquisition at a per Common Share price of $29.00 and, on that same date, Chieftain's legal counsel furnished an initial draft of the Pre-Acquisition Agreement to HOC and its financial and legal advisors.

     Negotiations of the terms of the proposed Pre-Acquisition Agreement between Chieftain and HOC and their respective legal counsel began on the morning of June 16, 2001 and continued through June 18, 2001. Prior to the Offeror and HOC executing the Pre-Acquisition Agreement, the Chieftain Board waived any restrictions imposed under the Confidentiality Agreement on HOC's ability to negotiate and execute the Pre-Acquisition Agreement. On June 18, 2001, at a meeting of the Chieftain Board, the Pre-Acquisition Agreement between Chieftain, the Offeror and HOC and the transactions contemplated thereby were unanimously approved and following such approval the final Pre-Acquisition Agreement was executed.

     The next morning, on June 19, 2001, Chieftain and HOC issued a joint press release announcing the execution of the Pre-Acquisition Agreement.

7. SUMMARY OF THE PRE-ACQUISITION AGREEMENT

     The following is a summary of the material terms of the Pre-Acquisition Agreement. This summary is not a complete description and is qualified in its entirety by reference to the full text of the Pre-Acquisition Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO, of which this Circular is a part.

  The Offer

     The Pre-Acquisition Agreement requires that the Offeror shall, as soon as practicable and in any event, before 5:00 p.m., Edmonton time, on June 29, 2001, commence the Offer. The Pre-Acquisition Agreement provides that the Offer may be extended, at the sole discretion of the Offeror, up to a period of time ending on November 2, 2001, if any of the conditions of the Offer are not satisfied as of August 3, 2001 or if the Offeror shall have accepted the Minimum Required Shares pursuant to the Offer.

     If the Offeror acquires the Minimum Required Shares pursuant to the Offer, but the number of Common Shares acquired at such time is less than the Minimum Condition, the Offeror is obligated to publicly announce this fact and may extend the Offer one or more times in its sole discretion for at least the minimum period (not to exceed the Expiration Date) permitted by securities laws.

     Notwithstanding the foregoing, if the Minimum Condition or certain other conditions have not been satisfied or waived by August 3, 2001, subject to Offeror's rights of termination under the Pre-Acquisition Agreement, the Offeror must extend the Offer from time to time for such periods of time not to exceed November 2, 2001, as is necessary to satisfy or fulfill such conditions, but only if HOC and the Offeror have made a bona fide determination that there is a reasonable prospect that such conditions may be satisfied within such period.

     The Offeror may waive any term or condition of the Offer at any time, provided that the Offeror may not acquire less than the Minimum Required Shares.

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

     The Offeror may amend any term or condition of the Offer, provided that the Offeror may not:

     - change the number of Common Shares for which the Offer is made;

     - decrease the value or change the form of the consideration to be paid for each Common Share; or

     - modify or impose additional conditions to the Offer in a manner that is adverse, in the opinion of Chieftain, to the holders of Common Shares.

  Outstanding Options and Funding Preferred Shares

     Under the terms of the Pre-Acquisition Agreement, Chieftain has agreed to use its best efforts to provide that persons holding Options will be entitled to exercise all of their Options and tender all Common Shares issued in connection therewith under the Offer. HOC and the Offeror have agreed that all Options that are duly surrendered for exercise, conditional on the Offeror taking up Common Shares under the Offer and with appropriate instructions that the Common Shares issuable upon such exercise are to be tendered pursuant to the Offer (the "Conditional Option Exercise"), will be exercised immediately prior to the acceptance of Common Shares by the Offeror pursuant to the Offer. The Offeror has agreed to accept as validly tendered under the Offer all Common Shares that are to be issued pursuant to the Conditional Option Exercise. Additionally, Chieftain shall use its best efforts to enter into option releases with each holder of Options pursuant to which the parties thereto shall agree that, upon the Offeror accepting any Common Shares in the Offer, each holder of Options that has not previously exercised such Options will receive in consideration of the termination of all such holder's unexercised share Options the difference, if any, between the exercise price of their Options and the purchase price for the Common Shares in the Offer.

     If either (a) the Offeror takes up and pays for Common Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, or (b) the Minimum Condition is not fulfilled as of the Expiration Date (but such would have been fulfilled if all outstanding Funding Preferred Shares were subject to conversion into Common Shares), then Chieftain shall, and it shall cause Chieftain International Funding Corp. to, take all action as may be necessary to redeem all outstanding Funding Preferred Shares within the shortest time period allowed pursuant to the terms of the Funding Preferred Shares. In the event of clause (b) above, the Offeror shall extend the Offer for such period of time (not to extend beyond November 2, 2001) as may be necessary to allow Chieftain and Chieftain International Funding Corp to effect such redemption; provided that no such extension shall prejudice the Offeror's rights of termination under the Pre-Acquisition Agreement.

  Shareholder Rights Plan

     The Pre-Acquisition Agreement requires Chieftain to represent to the Offeror that the Chieftain Board has taken all action necessary to

     - provide that in respect of the Offeror accepting tendered Common Shares for payment pursuant to the Offer, (i) a "Separation Time" will not occur prior to the date on which the Offeror becomes an acquiring person as a result of accepting tendered Common Shares for payment pursuant to the Offer and (ii) redeem all outstanding Rights as of the close of business on the Business Day immediately preceeding the day that the Offeror accepts tendered Common Shares for payment pursuant to the Offer.

     Additionally, Chieftain must take all action necessary or requested in writing by HOC in order to render the Shareholder Rights Plan inapplicable to the Offer and the Second Stage Transaction. Except as approved in writing by HOC, Chieftain may not (i) amend the Shareholder Rights Plan, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Shareholder Rights Plan.

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

  Transactions Following the Completion of the Offer

     If the Offeror takes up and pays for Common Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, the Offeror has agreed to use its best efforts to acquire, and Chieftain has agreed to use its best efforts to assist the Offeror in acquiring, the balance of the Common Shares by way of a Second Stage Transaction carried out for consideration per Common Share that consists of the same kind and amount of consideration paid pursuant to the Offer.

  Representations and Warranties

     The Pre-Acquisition Agreement contains numerous representations and warranties made by Chieftain. The most significant of these relate to:

     - corporate existence and good standing;

     - corporate power, authority, authorizations, consents and approvals to enter into the contemplated transactions;

     - the absence of violations of organizational documents, laws or certain material agreements as a result of the contemplated transactions;

     - capitalization;

     - the absence of occurrences having a Material Adverse Effect;

     - the absence of undisclosed material liabilities;

     - liabilities due to personnel obligations arising from employment agreements;

     - SEC filings and reports;

     - the ownership of subsidiaries;

     - compliance with laws, licenses and permits;

     - governmental authorizations and regulation;

     - the absence of non-disclosed material agreements, permits and licenses;

     - pension and benefit plan matters;

     - corporate books and records;

     - litigation;

     - environmental matters;

     - tax matters;

     - confidentiality agreements;

     - encumbrances upon Chieftain's assets; and

     - financial and commodity hedging.

     In addition, the Pre-Acquisition Agreement contains representations and warranties made by HOC and the Offeror regarding:

     - corporate existence and good standing;

     - corporate power, authority, authorizations, consents and approvals to enter into the contemplated transactions;

     - the absence of violations of organizational documents, laws or certain material agreements as a result of the contemplated transactions; and

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

     - the availability of funds to consummate the Offer.

  Conduct of Business by Chieftain

     Unless the Offeror otherwise agrees in writing, except as required by law or as otherwise expressly permitted by the Pre-Acquisition Agreement, Chieftain covenants and agrees that, during the period from the date of the Pre-Acquisition Agreement until the earlier of either the Effective Date (as defined below) or the date on which the Pre-Acquisition Agreement is terminated:

     - the business of Chieftain (and each subsidiary thereof), shall be conducted only in, and Chieftain (and each subsidiary thereof) shall not take any action, except in the usual and ordinary course of business and consistent with past practice, and Chieftain (and each subsidiary thereof) shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

     - Chieftain (and each subsidiary thereof) shall not directly or indirectly:

      - amend its governing documents;

      - declare, set aside or pay any dividend or other distribution or payment in respect of its securities owned by any person (other than certain inter-corporate dividends);

      - issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Chieftain (or any subsidiary thereof), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of Chieftain (or any subsidiary thereof), other than Common Shares issuable pursuant to the terms of existing share options and upon the conversion of the Funding Preferred Shares;

      - redeem, purchase or otherwise acquire any of its outstanding securities;

      - split, combine or reclassify any of its securities;

      - adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Chieftain;

      - reduce its stated capital; or

      - enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

     - Chieftain shall not, without prior consultation with and the consent of Offeror, such consent not to be unreasonably withheld, do any of the following:

      - sell, pledge, dispose of or encumber any assets having a value in excess of $2 million individually or $5 million in the aggregate;

      - acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer;

      - acquire any assets with an acquisition cost that would exceed (a) $3 million individually or (b) $6 million in the aggregate, with the exception of purchases at lease sales and freehold lease acquisitions where the Offeror has been consulted with prior to such acquisition;

      - incur any indebtedness for borrowed money other than pursuant to existing facilities (up to a maximum of $15 million), or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than various personnel obligations and fees payable to legal and accounting advisors in the ordinary course and fees payable to legal, accounting, engineering and financial advisors in connection with the matters and transactions contemplated by Pre-Acquisition Agreement;
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

      - authorize, recommend or propose any release or relinquishment of any material contract right;

      - waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document;

      - enter into or terminate any hedges, swaps or other financial instruments or like transactions;

      - enter into any agreements with directors or officers of Chieftain (or any subsidiary thereof) or their respective affiliates; or

      - authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

     - Chieftain (and each subsidiary thereof) will not enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than ordinary course expenditures, including Chieftain's (and each subsidiary thereof's) share of the cost of drilling any individual wells involving a cost of up to $3 million on an individual basis, and an aggregate cost of up to $3 million except: (a) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (b) as may be required by law;

     - Chieftain (and each subsidiary thereof) shall not create any new personnel obligations and, except for certain payments, Chieftain shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase, grant to any employee any increase in compensation in any form, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Chieftain or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and

     - Neither Chieftain (nor any subsidiaries thereof) shall adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

     For purposes of the Pre-Acquisition Agreement and this summary, "Effective Time" means the time that the Offeror shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer.

  Covenants

     Notice of Material Change. Chieftain is obligated to promptly notify the Offeror in writing of:

     - any material change (actual, anticipated, contemplated or, to the knowledge of Chieftain, threatened), financial or otherwise in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Chieftain;

     - any change in the facts relating to any representation or warranty made in the Pre-Acquisition Agreement, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

     - any material fact which arises and which would have been required to be stated in the Pre-Acquisition Agreement had the fact arisen on or prior to the date of the Pre-Acquisition Agreement.

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

     Non-Completion Fee. Pursuant to the Pre-Acquisition Agreement, Chieftain has agreed to pay to HOC a non-completion fee of $20 million (the "Fee"):

     - if at any time after the execution of the Pre-Acquisition Agreement:

      - the Chieftain Board has withdrawn or, in any manner adverse to the Offeror, redefined, modified or changed any of its recommendations or determinations required by the Pre-Acquisition Agreement prior to the Expiration Date, or shall have resolved to do so;

      - any bona fide Take-over Proposal for the Common Shares is publicly announced or commenced, and the Chieftain Board shall have failed to publicly reaffirm and maintain its recommendation of the Offer to the Shareholders within the time period required by Rule 14e-2 of the Exchange Act;

      - the Chieftain Board shall have recommended that Shareholders deposit their Common Shares under, vote in favor of, or otherwise accept, a Take-over Proposal;

      - Chieftain shall have given a notice of termination after, among other things, receiving a Superior Proposal as described below in the Section entitled "Termination;" or

      - a Take-over Proposal is publicly announced, proposed, offered or made to Shareholders or to Chieftain prior to the Expiration Date, the Offer has expired and has not been consummated, in whole or in part, by reason in whole, or in part, of the Minimum Condition not having been satisfied and such Take-over Proposal, with or without amendment is thereafter completed.

The Fee, if payable, will be due and payable within two Business Days upon the occurrence of any event described above, except in the case of termination of the Pre-Acquisition Agreement by Chieftain due to a Superior Proposal, for which payment of the Fee shall be a precondition thereto.

     No Solicitation. Under the Pre-Acquisition Agreement, Chieftain has agreed to immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion, negotiation or other procedures with any parties conducted heretofore by Chieftain or its officers, directors, employees, financial advisors, legal counsel, representatives and agents (the "Representatives") with respect to a Take-over Proposal whether or not initiated by Chieftain, and in connection therewith Chieftain shall not release any third party from any confidentiality or standstill agreement to which Chieftain and such third party is a party or amend any of the foregoing and shall enforce all rights thereunder, including, without limitation, the return of information regarding Chieftain previously provided to such parties and the destruction of all materials including or incorporating any information regarding Chieftain.

     From and after the date hereof, Chieftain will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussions, negotiations or inquiries relating thereto or accept any Take-over Proposal; provided, however, that Chieftain may:

     - engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations and may furnish such third party with information concerning Chieftain and its business, properties and assets that has previously been provided to HOC or the Offeror if, and only to the extent that:

      - Chieftain reports the receipt of a proposal or inquiry from the third party to the Offeror within 48 hours of receiving such proposal or inquiry;

      - the third party has first made a bona fide written Take-over Proposal that is financially superior to the Offer and has demonstrated that such proposal constitutes a commercially feasible transaction which could be carried out within a time frame that is reasonable in the

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

        circumstances and that the funds or other consideration necessary for the Take-over Proposal are available (as determined in good faith in each case by the Chieftain Board) (a "Superior Proposal") and Chieftain Board has concluded in good faith, after considering applicable law and receiving an opinion of outside counsel or the advice of outside counsel that is reflected in the minutes of a meeting of the Chieftain Board to the effect that the Chieftain Board is required to do so in order to properly discharge its fiduciary duties under applicable law;

      - prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Chieftain provides immediate notice orally and in writing to the Offeror specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity with respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the HOC Confidentiality Agreement, and provides the Offeror with a summary of the material terms of such Superior Proposal and any material amendments thereto and confirming in writing the determination of the Chieftain Board that the Take-over Proposal, if completed, would constitute a Superior Proposal;

      - Chieftain provides timely notice to the Offeror at such time as it or such person or entity terminates any such discussions or negotiations; and

      - Chieftain immediately provides to the Offeror any information provided to any such person or entity whether or not previously made available to the Offeror;

     - comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of the Directors' Circular, and make appropriate disclosure with respect thereto to Shareholders; and

     - accept, recommend, approve or implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the Chieftain Board shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of the Pre-Acquisition Agreement and the Offer that may be offered by the Offeror during the four Business Days notice period set forth below and after receiving the advice of legal counsel, and Chieftain tenders payment of the Fee and terminates the Pre-Acquisition Agreement in accordance with its terms.

     Chieftain shall give the Offeror orally and in writing at least four Business Days advance notice of any decision by the Chieftain Board to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto together with a written notice from the Chieftain Board regarding the value in financial terms that the Chieftain Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered in connection with such Superior Proposal. In addition, Chieftain shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with the Offeror to make such adjustments in the terms and conditions of the Pre-Acquisition Agreement and the Offer as would enable Chieftain to proceed with the Offer as amended rather than the Superior Proposal. In the event the Offeror proposes to amend the Pre-Acquisition Agreement and the Offer to provide substantially equivalent or superior value to that provided under the Superior Proposal within the four Business Days time period specified above, then Chieftain shall not enter into any agreement regarding the Superior Proposal or otherwise take any of the actions described above.

     Offeror Nominees to the Chieftain Board. Immediately following the acquisition by the Offeror of more than a majority of the outstanding Common Shares pursuant to the Offer, the Chieftain Board shall be reconstituted through resignations of certain of the Chieftain directors and the appointment of the Offeror's nominees in their stead. Chieftain shall use its best efforts to secure the resignations of all Chieftain directors to be effective at such time as may be required by the Offeror and to cause the election

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

of the Offeror's nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

  Termination

     The Pre-Acquisition Agreement may be terminated by written notice promptly given to the other parties thereto, at any time prior to the time the Offeror first takes up and pays for the Common Shares:

     - by mutual agreement of HOC, the Offeror and Chieftain;

     - by either the Offeror or Chieftain if a court of competent jurisdiction or a government authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the business combination transaction contemplated by the Pre-Acquisition Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

     - by Offeror, if the conditions to the Offer have not been satisfied or waived by the Offeror at or before the Expiration Date and the Offeror has not elected to waive such condition or extend such time;

     - by Chieftain, if the Offeror has not taken up and paid for the Common Shares deposited under the Offer on or before the date which is the fifth Business Day after the Expiration Date;

     - by Chieftain, if the Offer terminates or expires at the Expiration Date without the Offeror taking up and paying for any of the Common Shares;

     - by the Offeror if certain events pertaining to the withdrawal of Chieftain's Board of Director's recommendation shall have occurred;

     - by the Offeror, so long as neither HOC nor the Offeror is then in material breach of its obligations under the Pre-Acquisition Agreement, if there has been a breach of any representation or warranty on the part of Chieftain (provided that any representation or warranty of Chieftain contained therein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Chieftain) and such breach has not been cured within three Business Days following receipt by Chieftain of written notice of such breach, except for such breaches that could not, individually or in the aggregate with any other breaches on the part of Chieftain, have a Material Adverse Effect on Chieftain;

     - by the Offeror, so long as neither HOC nor the Offeror is then in material breach of its obligations under the Pre-Acquisition Agreement, if there has been a breach the No Solicitation provisions of the Pre-Acquisition Agreement or a material breach of any other covenant or agreement on the part of Chieftain set forth in the Pre-Acquisition Agreement (provided that any covenant or agreement of Chieftain contained in the Pre-Acquisition Agreement the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of Chieftain), and such breach has not been cured within three Business Days following receipt by Chieftain of written notice of such breach;

     - by Chieftain, so long as Chieftain is not then in material breach of its obligations under the Pre-Acquisition Agreement, if there has been a breach of any representation or warranty (when made or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of HOC or the Offeror (provided that any representation or warranty of HOC or Offeror contained herein that is subject to a "materiality" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of HOC or the Offeror) and which breach has not been cured within three Business Days following receipt by HOC or the Offeror of written notice of such breach, except for such breaches that, individually or in the aggregate with any other breaches on the part of HOC or
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

       the Offeror, would not materially and adversely affect the ability of the parties to the Pre-Acquisition Agreement to consummate the transactions contemplated by the Pre-Acquisition Agreement;

     - by Chieftain, so long as Chieftain is not then in material breach of its obligations under the Pre-Acquisition Agreement, if there has been a material breach of any covenant or agreement on the part of HOC or the Offeror set forth in the Pre-Acquisition Agreement (provided that any covenant or agreement of HOC or the Offeror contained therein the performance of which is subject to a "materiality" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of HOC or the Offeror) and such breach has not been cured within three Business Days following receipt by HOC or the Offeror of written notice of such breach;

     - by Chieftain, if (i) the Chieftain Board has received a Superior Proposal, (ii) Chieftain has notified the Offeror in writing of the existence of a Superior Proposal, (iii) at least four Business Days following receipt by the Offeror of the notice referred to in clause (ii) immediately above has expired, (iv) taking into account any revised proposal made by the Offeror since receipt of the notice referred to in clause (ii) immediately above, such Superior Proposal remains a Superior Proposal and (v) Chieftain has tendered payment of the Fee to HOC or its designee; or

     - by the Offeror, if there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

  Other Provisions

     Discharge of Certain Obligations. Pursuant to the Pre-Acquisition Agreement, HOC and the Offeror have agreed to cause Chieftain and any successor to perform the obligations of Chieftain and its wholly-owned subsidiaries relating to severance, termination of employment and change of control benefits under all employee termination and severance plans or practices maintained or provided by Chieftain and its subsidiaries, and disclosed to HOC, for a period of eighteen months following the month in which the Offeror first accepts Common Shares under the Offer or a majority of the directors comprising the Chieftain Board of Directors has been nominated by the Offeror, whichever is later, and under each written employment agreement which has been disclosed to HOC.

     Directors' and Officers' Insurance. For a period of six years following the Effective Time, HOC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chieftain (provided that HOC may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that HOC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Pre-Acquisition Agreement by Chieftain for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, HOC shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

     Indemnification. From and after the Effective Time, to the fullest extent permitted by law, Chieftain, the Offeror or the surviving or continuing corporation in the Second Stage Transaction shall indemnify, defend and hold harmless the present and former officers and directors of Chieftain and its subsidiaries and any employee of Chieftain or its subsidiaries who acts as a fiduciary under any benefit plan established by Chieftain or any subsidiary (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the
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

extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the time when the Second Stage Transaction is completed in connection with such Indemnified Party's duties as an officer or director of Chieftain or any of its subsidiaries, including in respect to the Pre-Acquisition Agreement, the Offer, the Second Stage Transaction and the other transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification for Losses arising out of actions or omissions by the Indemnified Party constituting a breach of the Pre-Acquisition Agreement, criminal conduct or any violation of securities laws.

     Guarantee. Except for the obligations arising with respect to indemnification, HOC has unconditionally and irrevocably guaranteed the performance of all covenants and obligations of the Offeror and any assignee under the Pre-Acquisition Agreement and HOC agreed that its guarantee will not be discharged except by complete performance of the covenants and obligations of Offeror under the Pre-Acquisition Agreement or any assignee.

  HOC Confidentiality Agreement

     On March 30, 2001, HOC and Chieftain entered into the HOC Confidentiality Agreement pursuant to which Chieftain agreed to supply certain information to HOC and HOC agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with Chieftain.

8. SOURCE AND AMOUNT OF FUNDS.

     The Offeror estimates that the total amount of funds required to purchase all of the outstanding Common Shares pursuant to the Offer, to provide funding for a Second Stage Transaction and to pay related fees and expenses will be approximately $603 million. HOC has agreed to finance the transaction through a combination of equity investments in, and/or intercompany loans to, the Offeror. HOC has sufficient cash, cash equivalents and other liquid assets on hand to satisfy all of the Offeror's funding requirements in connection with the Offer. In addition, HOC intends to borrow up to $400 million under a credit facility to be entered into by HOC under the commitment described below. The Offer is not conditioned on any financing arrangements.

     In connection with the Offer, HOC has obtained a commitment from The Chase Manhattan Bank for a $400 million revolving credit loan, which is referred to herein as the "committed credit facility," arranged by J.P. Morgan Securities, Inc. as lead arranger and book manager, and pursuant to which The Chase Manhattan Bank will act as the administrative agent. Under the terms of the commitment, HOC will be able to obtain loans, which may be either base rate loans or eurodollar rate loans. Base rate loans will bear interest at a base rate plus a margin ranging from 0% to .25%, depending on HOC's debt rating as established by S&P and Moody's. The base rate will equal the higher of the prime lending rate announced from time to time by the administrative agent or an average federal funds rate plus 0.5%. Eurodollar rate loans will bear interest at an interbank eurodollar market rate, adjusted for reserve requirements, plus a margin ranging from 0.490% to 1.050% depending upon HOC's debt rating as established by S&P and Moody's. The committed credit facility will include mandatory commitment reductions upon the sale of assets of HOC or its subsidiaries, or upon the issuance of debt or equity by HOC. The committed credit facility will further include customary prepayment provisions and conditions precedent to borrowings, and will require from HOC customary representations and warranties. The committed credit facility will further require HOC to meet various covenants including the maintenance of a total debt to total capital ratio, and will include other restrictions on the actions of HOC, including limitations on the disposition of assets, restrictions on indebtedness, restrictions on liens, and restrictions on changing HOC's primary business. In the event HOC incurs any senior unsecured debt in excess of $50 million that includes in its terms more restrictive financial covenants than those governing the committed credit facility, the committed credit facility will require that the more restrictive covenants be deemed included in the committed credit facility. The committed credit facility will be unsecured and will mature 364 days after closing. The obligation of The Chase Manhattan Bank to advance funds to HOC
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

pursuant to the commitment is subject to conditions usual in commercial lending transactions of this nature, including the satisfaction of conditions which reflect some of the Offeror's conditions to the consummation of the Offer, the execution of satisfactory documentation, and the absence of a material adverse change in the business, assets, operations, financial condition or prospects of HOC and its subsidiaries, taken as a whole. The Chase Manhattan Bank is expected to provide all of the financing under the committed credit facility initially and has reserved the right to syndicate all or part of its loans and commitments after five months, although syndication is not a condition to funding under the committed credit facility.

     Although no final decisions have been made concerning how HOC's indebtedness under the committed credit facility will be repaid, HOC anticipates that the indebtedness incurred under the committed credit facility will be repaid from funds generated internally by HOC and its subsidiaries, including Chieftain, with the proceeds of borrowings, capital markets transactions or through a combination of these sources.

9. SHAREHOLDER RIGHTS PLAN.

     On February 23, 1994, Chieftain entered into a Shareholder Rights Plan Agreement with CIBC Mellon Trust Company (then The R-M Trust Company), as amended effective May 17, 2001. Under the Shareholder Rights Plan, Chieftain issued one Right for each Common Share then outstanding and authorized the issuance of Rights in respect of any Common Shares issued thereafter. In addition, one convertible right (a "Convertible Right") was issued with respect to each Funding Preferred Share. The Rights are attached to the Common Shares and are not exercisable until the time (the "Separation Time") that is the close of business on the eighth trading day after the earlier of (i) the first public announcement of facts indicating that a person has acquired Beneficial Ownership (as defined in the Shareholder Rights Plan) of 20% or more of the Common Shares (an "Acquiring Person"), and (ii) the date of commencement of a take-over bid to acquire 20% or more of the Common Shares, other than as a result of a Permitted Bid (as defined in the Shareholder Rights Plan and as described below) or such later time as the Chieftain Board may determine.

     The Shareholder Rights Plan does not apply to certain types of transactions, including "Permitted Bids." A "Permitted Bid" is a bid that, among other things, is a take-over bid made to all Shareholders for all the Common Shares, that remains open for at least 75 days and that provides that no Common Shares may be taken up unless more than 50% of the Common Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) have been deposited and not withdrawn. Once this condition has been satisfied, the offeror under a Permitted Bid must make a public announcement of that fact and then extend the bid for a period of not less than 15 days from the date of such public announcement. The Offer is not a Permitted Bid because, among other things, it will not remain open for 75 days from the date of mailing. Rather, the Offer will remain open for the full period required by applicable law and for a period of 35 days from the date of the commencement of the Offer, unless extended by the Offeror. The Offeror believes that at the Expiration Date, the Chieftain Board and Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine to accept the Offer.

     From and after the Separation Time, each Right entitles a holder thereof to purchase one Common Share for a price (the "Exercise Price") of Cdn.$80.00 (subject to adjustment in certain circumstances). Pursuant to the Shareholder Rights Plan, if there occurs a transaction pursuant to which a person becomes an Acquiring Person (a "Flip-In Event"), each Right thereafter constitutes, effective from and after the eighth trading day after the Separation Time, the right to purchase from Chieftain, upon payment of the Exercise Price, that number of Common Shares having an aggregate market price (as defined in the Shareholder Rights Plan) equal to twice the Exercise Price. Rights Beneficially Owned by an Acquiring Person and persons acting jointly or in concert with an Acquiring Person shall thereafter be void. The result would be to significantly dilute the shareholdings of the Acquiring Person.

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

     The Pre-Acquisition Agreement requires Chieftain to represent to the Offeror that the Chieftain Board has taken all action necessary to

     - provide that in respect of the Offeror accepting tendered Common Shares for payment pursuant to the Offer, (i) a "Separation Time" will not occur prior to the date on which the Offeror becomes an acquiring person as a result of accepting tendered Common Shares for payment pursuant to the Offer and (ii) redeem all outstanding Rights as of the close of business on the Business Day immediately preceeding the day that the Offeror accepts tendered Common Shares for payment pursuant to the Offer.

     Additionally, Chieftain must take all action necessary or requested in writing by HOC in order to render the Shareholder Rights Plan inapplicable to the Offer and the Second Stage Transaction. Except as approved in writing by HOC, Chieftain may not (i) amend the Shareholder Rights Plan, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Shareholder Rights Plan.

10. CERTAIN LEGAL AND REGULATORY MATTERS.

     General. Neither HOC nor the Offeror is aware of any governmental license or regulatory permit that appears to be material to Chieftain's business that might be adversely affected by the Offeror's acquisition of Common Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares pursuant to the Offer. Should any such approval or other action be required, HOC and the Offeror currently contemplate that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Chieftain's business or certain parts of Chieftain's business might not have to be disposed of, any of which could cause the Offeror to elect to terminate the Offer without purchasing any Common Shares in the Offer. The Offeror's obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. See Section 4 of The Offer, "Conditions of the Offer."

  Competition Act (Canada).

     The Competition Act (Canada) requires pre-merger notification filing be submitted to the Canadian Competition Bureau in respect of merger transactions that surpass certain prescribed size thresholds. Such transactions are subject to a mandatory waiting period prior to closing. Based upon information provided to the Offeror by Chieftain regarding Chieftain's assets in Canada and revenue from sales in, to and from Canada, the Offeror believes that the acquisition contemplated by the Offer does not exceed the size thresholds applicable to share acquisitions. As a result, no pre-merger notification filing under the Competition Act (Canada) is required prior to the completion of the acquisition contemplated by the Offer.

  Investment Canada Act.

     The Investment Canada Act (the "ICA") requires that the acquisition of control by a non-Canadian of any Canadian business that exceeds a prescribed Canadian asset value threshold must be reviewed and approved by the Minister of the federal cabinet responsible for the ICA (the "Minister") prior to completion. In the case of transactions that exceed the prescribed threshold, an Application for Review under the ICA must be made to the Minister and a waiting period specified by the ICA must be observed before the transaction can be completed. Based upon information provided to the Offeror by Chieftain regarding Chieftain's assets in Canada, the Offeror believes that the acquisition contemplated by the Offer does not exceed the prescribed threshold and therefore does not require the approval of the Minister under the ICA.

  HSR Act.

     Under the HSR Act and the rules that have been promulgated thereunder by the United States Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Offeror does not believe that the purchase of Common Shares pursuant to the Offer is subject to such requirements.

11. DEALER MANAGERS AND SOLICITING DEALER GROUP; FEES AND EXPENSES.

     The Offeror has engaged the Depositary and the U.S. Forwarding Agent for the receipt of Certificates in respect of the Common Shares and related Letter of Transmittal and other documents. The Depositary will also receive Notices of Guaranteed Delivery, give notices to Shareholders and others where necessary and make payment for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

     The Offeror has retained Mellon Investor Services LLC to act as the Information Agent. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     The Offeror has retained J.P. Morgan Securities Inc. to act as its financial advisor in connection with the Offer. J.P. Morgan Securities Inc. has been retained to act as Dealer Manager for the Offer in the United States and RBC Dominion Securities Inc. has been retained to act as Dealer Manager in connection with the Offer in Canada. J.P. Morgan Securities Inc. and RBC Dominion Securities Inc. will be reimbursed by the Offeror for reasonable expenses, including fees of legal counsel, and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection with the Offer. J.P. Morgan Securities Inc. and its affiliates render various investment banking and other services to HOC and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from HOC and its affiliates. RBC Dominion Securities Inc. renders various financial services to HOC and its affiliates and is expected to continue to render such services, for which it has received and expects to continue to receive customary compensation from HOC and its affiliates.

     RBC Dominion Securities Inc. will form and manage a soliciting group (the "Soliciting Dealer Group" and each member of the Soliciting Dealer Group, a "Soliciting Dealer") to solicit acceptances of the Offer in Canada by Shareholders. The Soliciting Dealer Group will include members of the Investment Dealers Association of Canada and the TSE. In addition to paying RBC Dominion Securities Inc. a dealer manager fee, the Offeror will pay to any member of the Soliciting Dealer Group whose name appears on the designated place on a duly executed and delivered Letter of Transmittal accompanying a deposit of Common Shares, a fee of Cdn.$0.10 per Common Share deposited and taken up and paid for pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any depositing Shareholder will be not more than Cdn.$1,500. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the maximum amount will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No solicitation fee will be paid with respect to the deposit of Common Shares by a director, officer, employee or option holder of Chieftain.

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

     NO BROKERAGE FEE OR COMMISSION WILL BE PAYABLE BY ANY HOLDER OF COMMON SHARES WHO ACCEPTS THE OFFER BY TRANSMITTING COMMON SHARES DIRECTLY TO THE DEPOSITARY OR THE U.S. FORWARDING AGENT, OR WHO UTILIZES THE DEALER MANAGERS OR THE SERVICES OF A MEMBER OF THE SOLICITING DEALER GROUP TO ACCEPT THE OFFER. SHAREHOLDERS SHOULD CONTACT THE DEPOSITARY, THE U.S. FORWARDING AGENT, THE DEALER MANAGERS OR A BROKER OR OTHER FINANCIAL ADVISOR FOR ASSISTANCE IN ACCEPTING THE OFFER AND IN DEPOSITING COMMON SHARES WITH THE DEPOSITARY OR THE U.S. FORWARDING AGENT.

     No broker, dealer, bank or trust company shall be deemed to be the agent of HOC, the Offeror, the U.S. Forwarding Agent or the Depositary for the purposes of the Offer.

     The Offeror estimates that expenses in the aggregate amount of U.S.$4.5 million will be incurred by the Offeror in connection with the Offer.

12. CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.

     In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Offeror, the following is a summary of the principal income tax considerations under the Tax Act generally applicable to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction." For the purposes of this summary, a reference to Common Shares includes a reference to Rights.

     This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current administrative practice of the Canada Customs and Revenue Agency (the "CCRA"), formerly Revenue Canada. The summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practice of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

     The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account the mark-to-market rules and any Shareholders that are "financial institutions" for the purpose of those rules should consult their own tax advisors. Shareholders who acquired Common Shares upon the exercise of an employee stock option should consult his or her own tax advisor with respect to his or her particular circumstances.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE OR REPRESENTATIONS TO ANY PARTICULAR HOLDER OF COMMON SHARES FOR WHICH THE OFFER IS MADE. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Tax Act, all amounts relevant to the computation of income must be calculated in Canadian currency. Accordingly, Shareholders who receive amounts under the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction must determine their income tax consequences on the basis of the Canadian dollar equivalent to the U.S. dollar amount at the time the Common Shares are disposed of.

     Residents of Canada. The following summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with Chieftain and the Offeror, is not affiliated with Chieftain or the Offeror, and holds Common Shares as capital property. Common Shares will generally be considered capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat Common Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

     Sale Pursuant to the Offer. A Shareholder who disposes of Common Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash paid for the Common Shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the Shareholder.

     A Shareholder will be required to include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Capital gains realized by an individual may be subject to alternative minimum tax.

     A capital loss otherwise arising upon the disposition of a Common Share by a corporation may in certain circumstances be reduced by dividends previously received or deemed to have been received thereon. Any such reduction will not occur where the corporate Shareholder owned the Common Share for 365 days or longer immediately before the disposition and such Shareholder (together with any persons with whom it did not deal at arm's length) did not own more than 5% of the shares of any class or series of Chieftain at the time the relevant dividends were received or deemed to have been received. Analogous rules apply to a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Shareholders to whom these rules may be relevant should consult their own tax advisors.

     A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

     Compulsory Acquisition of Common Shares. As described under Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction," the Offeror may, in certain circumstances, acquire Common Shares pursuant to Part 16 of the ABCA. The tax consequences to a Shareholder of a disposition of Common Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offer," but Shareholders whose Common Shares may be so acquired should consult their own tax advisors in this regard.

     Subsequent Acquisition Transaction. If the Compulsory Acquisition provisions of Part 16 of the ABCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

     A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Chieftain with the Offeror or one of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a holder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Shares received would be the aggregate adjusted cost base of the Common Shares to the holder immediately before the amalgamation.

     Upon the redemption of Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares.

     Subsection 55(2) of the Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the holder's capital gain on the redemption of such shares. Accordingly, corporate Shareholders should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income unless the corporation is a "specified financial institution" (as defined in the Tax Act). Dividends deemed to be received on the Redeemable Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisors.

     A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Shareholder's taxable income.

     In the case of a Shareholder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

     Under the current administrative practice of the CCRA, Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid therefor by the amalgamated corporation to the dissenting Shareholder, other than interest awarded by a court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Shareholders should consult their own tax advisors in this regard.

     Non-Residents of Canada. The following summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident, nor deemed to be resident, in Canada, deals at arm's length with Chieftain and the Offeror, is not affiliated with Chieftain or the Offeror, holds Common Shares as capital property and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada. The Tax Act contains provisions relevant to a non-resident insurer that carries on business in Canada and elsewhere which this summary does not take into account. Accordingly, such Shareholders should consult their own tax advisors.

     A non-resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares to the Offeror under the Offer or by virtue of the Compulsory Acquisition of Common Shares pursuant to Part 16 of the ABCA, unless those shares constitute "taxable Canadian property" to the Shareholder. A non-resident Shareholder's capital gain (or capital loss) in respect of Common Shares that constitute taxable Canadian property will be equal to the amount by which the proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the non-resident Shareholder. The consequences of a non-resident Shareholder realizing a capital gain (or capital loss) are similar to those described above under "Residents of Canada -- Sale Pursuant to the Offer."

     Provided a Common Share is listed on a prescribed stock exchange, it generally will be taxable Canadian property to a non-resident only if, at any time during the five-year period immediately preceding the disposition, the non-resident, either alone or together with persons with whom the non-resident did not deal at arm's length, owned (or had under option) 25% or more of the shares of any class or series of Chieftain. The Common Shares may also be taxable Canadian property where the Shareholder elected to have them treated as taxable Canadian property upon ceasing to be a resident of Canada. Even if the

Common Shares are taxable Canadian property to a non-resident, any capital gain realized upon the disposition may be exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty to which Canada is a party.

     If the Offeror does not acquire all the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition pursuant to Part 16 of the ABCA, it may propose other means to acquire the remaining Common Shares. The tax treatment of such a transaction to a non-resident Shareholder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than described above. A non-resident Shareholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a non-resident will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty to which Canada is a party. Non-resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

13. UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a general discussion of certain material United States federal income tax considerations generally applicable to United States Holders (as defined below) with respect to the disposition of Common Shares pursuant to the Offer (or a Compulsory Acquisition). This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative pronouncements, and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the U.S. Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer (or a Compulsory Acquisition) and there can be no assurance that the IRS will agree with the discussion set forth below. The discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular shareholders, including but not limited to shareholders who are dealers in securities, life insurance companies, tax exempt organizations, banks, foreign persons, persons whose functional currency is not the U.S. dollar or who acquired their Common Shares in a compensatory transaction. This summary is limited to persons who hold their Common Shares as a "capital asset" within the meaning of Section 1221 of the Code. The discussion also does not address the United States federal income tax consequences to holders of options to purchase Common Shares or holders of stock or securities convertible or exchangeable into Common Shares. In addition, it does not address state, local or foreign tax consequences. United States Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer (or a Compulsory Acquisition) or other transactions described in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction" to their particular situations.

     As used herein, the term "United States Holder" means a beneficial owner of Common Shares that is, for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or therein; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     In general, a United States Holder who sells Common Shares in the Offer or a Compulsory Acquisition will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the United States Holder's adjusted tax basis in the Common Shares sold in the Offer or Compulsory Acquisition. If the Common Shares sold constitute capital assets in the hands of the United States Holder, the gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Common Shares were held for more than one year.

     If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction as described in Section 4 of the Circular, "Purpose of the Offer and the Second Stage Transaction; Plans for Chieftain After the Offer and the Second Stage Transaction." The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out. Generally, if a United States Holder receives cash in exchange for Common Shares, it is expected that the United States federal income tax consequences to the United States Holder will be substantially similar to the consequences described above. However, there can be no assurance that the United States federal income tax consequences of a Subsequent Acquisition Transaction will not be materially different from the consequences described above. United States Holders should consult their own income tax advisors with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction. This summary does not describe the tax consequences of any such transaction to a United States Holder.

     Information Reporting and Backup Withholding. Payments in respect of Common Shares may be subjected to information reporting to the IRS. In addition, a United States Holder (other than certain exempt holders including, among others, corporations) may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer (or the Compulsory Acquisition). Backup withholding will not apply, however, to a United States Holder who furnishes a correct taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

14. ADDITIONAL CANADIAN PROVINCIAL AND TERRITORIAL STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

15. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction. The Offeror and HOC believe that some or all executive officers and directors of Chieftain will tender their Common Shares in the Offer.

     No person has been authorized to give any information or to make any representation on behalf of the Offeror or HOC that is not contained in this Offer to Purchase, including the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Offeror and HOC have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Chieftain has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to

Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Chieftain Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the SEC in Washington, D.C., in the manner set forth in Section 2 of the Circular, "Certain Information Concerning Chieftain."

16. CONSENT

To: The Directors of Hunt Oil Canadian Acquisition III Corporation

     We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer to Purchase dated June 28, 2001 made by Hunt Oil Canadian Acquisition III Corporation to the holders of Common Shares of Chieftain International, Inc.

                                          /s/ DAVIES WARD PHILLIPS & VINEBERG
                                                        LLP

Toronto, Canada
June 28, 2001

                    APPROVAL AND CERTIFICATE OF THE OFFEROR

     The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders of Chieftain has been authorized by, the Board of Directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.

DATED: June 28, 2001


                   /s/ RAY L. HUNT                                 /s/ DONALD F. ROBILLARD, JR.
-----------------------------------------------------  -----------------------------------------------------
                     Ray L. Hunt                                     Donald F. Robillard, Jr.
        Chairman and Chief Executive Officer             Senior Vice President and Chief Financial Officer

                      On behalf of the Board of Directors

                /s/ JAMES B. JENNINGS                                 /s/ D. SHAWN MCREYNOLDS
-----------------------------------------------------  -----------------------------------------------------
                  James B. Jennings                                     D. Shawn McReynolds
                      Director                                               Director

                                   SCHEDULE I

       DIRECTORS AND EXECUTIVE OFFICERS OF RRH, HCI, HOC AND THE OFFEROR

     RRH: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of RRH are set forth below. Unless otherwise indicated below, the business address of each director and officer is 1445 Ross at Field, Dallas, Texas 75202. Where no date is shown, the individual has occupied the position indicated for at least the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with RRH. None of the directors and officers of RRH listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                         --------------------------------------------------
Ray L. Hunt..........................   Mr. Hunt is the Chairman of the Board, Chief Executive
                                        Officer and President of RRH.
Richard A. Massman...................   Mr. Massman is a Senior Vice President, General Counsel,
                                        Treasurer, Secretary and a director of RRH.
Hunter L. Hunt.......................   Mr. Hunt has served as Senior Vice President and a director of RRH since April 2001. Since July 1998, he has served as
                                        President of Hunt Power L.P. He took a leave of absence from the Hunt organization in September 1999 to work for the Bush for President Campaign in Austin, Texas in the Policy
                                        Department, serving as the primary Policy Advisor
                                        responsible for energy issues, after which he rejoined Hunt
                                        Power L.P. in January 2001. Prior to June 1, 1998, he was a
                                        Vice President with Morgan Stanley.
Christopher W. Kleinert..............   Mr. Kleinert has served as Senior Vice President and a
                                        director of RRH since April 2001. He was previously employed by Hunt Private Equity Group, Inc. where he served as an
                                        Investment Manager from 1996 to April 1998 and a Vice
                                        President from April 1998 to April 2001.

     HCI: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of HCI are set forth below. Unless otherwise indicated below, the business address of each director and officer is 1445 Ross at Field, Dallas, Texas 75202. Where no date is shown, the individual has occupied the position indicated for at least the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with HCI. None of the directors and officers of HCI listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                         --------------------------------------------------
Ray L. Hunt..........................   Mr. Hunt is the Chairman of the Board, Chief Executive
                                        Officer and President of HCI.
Richard A. Massman...................   Mr. Massman is the Senior Vice President, General Counsel,
                                        Secretary, Treasurer and a director of HCI.
Thomas E. Meurer.....................   Mr. Meurer has served as Senior Vice President  --  Special
                                        Projects and New Business Development for HCI since April
                                        2000. Prior to that time, Mr. Meurer served as Senior Vice
                                        President -- Administration with HOC, in which capacity he continues to be employed.
Harry M. Dombroski...................   Mr. Dombroski has served as Senior Vice
                                        President  --  Financial Administration of HCI since April
                                        2001. Mr. Dombroski was previously Vice President and
                                        Treasurer of HCI from 1996 to April 2001.
Hunter L. Hunt.......................   Mr. Hunt has served as Senior Vice President and a director of HCI since April 2001. Since July 1998, he has served as
                                        President of Hunt Power L.P. He took a leave of absence from the Hunt organization in September 1999 to work for the Bush for President Campaign in Austin, Texas in the Policy
                                        Department, serving as the primary Policy Advisor
                                        responsible for energy issues, after which he rejoined Hunt
                                        Power L.P. in January 2001. Prior to June 1, 1998, he was a
                                        Vice President with Morgan Stanley.
Christopher W. Kleinert..............   Mr. Kleinert has served as Senior Vice President and a
                                        director of HCI since April 2001. He was previously employed by Hunt Private Equity Group, Inc. Corporation where he
                                        served as an Investment Manager from 1996 to April 1998 and a Vice President from April 1998 to April 2001.

     HOC: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of HOC are set forth below. Unless otherwise indicated below, the business address of each director and officer is 1445 Ross at Field, Dallas, Texas 75202. Where no date is shown, the individual has occupied the position indicated for at least the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with HOC. None of the directors and officers of HOC listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                ----                         --------------------------------------------------
Ray L. Hunt..........................   Mr. Hunt is the Chairman of the Board, Chief Executive
                                        Officer and President of HOC.
James B. Jennings....................   Mr. Jennings has served as the President of HOC since 1999 and is also a director of HOC. Previously, he was Executive
                                        Vice President of HOC.
Donald L. Robillard, Jr..............   Mr. Robillard is the Chief Financial Officer, Senior Vice
                                        President and a director of HOC.
Thomas E. Meurer.....................   Mr. Meurer currently serves as the Senior Vice President --
                                        Administration and a director of HOC.
Dennis J. Grindinger.................   Mr. Grindinger is the Vice President, Secretary and General
                                        Counsel and a director of HOC. Previously, he was a partner with the law firm of Thompson & Knight LLP.
Craig S. Glick.......................   Mr. Glick has served as Senior Vice President, Business
                                        Development of HOC since September 1999. From May to
                                        September 1999, Mr. Glick was a partner with the law firm of
                                        Vinson & Elkins L.L.P. Prior to May 1999 Mr. Glick was
                                        Executive Vice President, Chief Financial Officer and
                                        General Counsel for Gulf Canada Resources Limited
Michael M. Cobb......................   Mr. Cobb has served as the Senior Vice
                                        President -- Engineering and Construction of HOC since July
                                        2000. Previously, he served as Senior Vice
                                        President -- Production of HOC.
Sam S. Norvell.......................   Mr. Norvell has served as Senior Vice President of HOC since
                                        April 1998. Previously, he served as a Vice President of
                                        HOC.

     Offeror: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of the Offeror are set forth below. Unless otherwise indicated below, the business address of each director and officer of the Offeror is 1445 Ross at Field, Dallas, Texas 75202. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Offeror. None of the directors and officers of the Offeror listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND      COUNTRY OF
NAME                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS    CITIZENSHIP
----                                    --------------------------------------------------    -----------
Ray L. Hunt..........................   Mr. Hunt has served as the Chairman of the Board     United States
                                        and Chief Executive Officer of the Offeror since
                                        its formation in June 2001. He also serves as the
                                        Chairman of the Board and Chief Executive Officer
                                        of HOC, HCI and RRH, the Offeror's parent
                                        corporations.
Donald L. Robillard, Jr. ............   Mr. Robillard has served as Chief Financial          United States
                                        Officer and as a Senior Vice President of the
                                        Offeror since its formation in June 2001. He also
                                        serves as Chief Financial Officer and a Senior
                                        Vice President of HOC, the Offeror's parent
                                        corporation.
James B. Jennings....................   Mr. Jennings has served as the President and a       United States
                                        director of HOC since its formation in June 2001.
                                        He also serves as served as the President and a
                                        director of HOC, the Offeror's parent corporation.
Dennis J. Grindinger.................   Mr. Grindinger has served as Vice President and      United States
                                        General Counsel of the Offeror since its formation
                                        in June 2001. He has also been Vice President,
                                        General Counsel and a director of HOC, the
                                        Offeror's parent corporation, since January 2001.
                                        Previously, Mr. Grindinger was a partner with
                                        Thompson & Knight LLP.
Craig S. Glick.......................   Mr. Glick has served as a Senior Vice President of   United States
                                        the Offeror since its formation in June 2001. He
                                        has also served as Senior Vice President, Business
                                        Development of HOC, the Offeror's parent
                                        corporation since September 1999. From May to
                                        December 1999, Mr. Glick was a partner with the
                                        law firm of Vinson & Elkins L.L.P. Prior to May
                                        1999 Mr. Glick was Executive Vice President, Chief
                                        Financial Officer and General Counsel for Gulf
                                        Canada Resources Limited.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND      COUNTRY OF
NAME                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS    CITIZENSHIP
----                                    --------------------------------------------------    -----------
D. Shawn McReynolds..................   Mr. McReynolds has been a director of the Offeror       Canada
1 First Canadian Place                  since its formation in June 2001. He is a partner
                                        in
Toronto, ON M5X 1B1                     the law firm Davies Ward Phillips & Vineberg LLP.
Patricia L. Olasker..................   Ms. Olasker has been a director of the Offeror          Canada
                                        since
1 First Canadian Place                  its formation in June 2001. She is a partner in
                                        the
Toronto, ON M5X 1B1                     law firm Davies Ward Phillips & Vineberg LLP.
                                        Prior to March 1998, she was a partner in the law
                                        firm McMillan, Binch.

                                  SCHEDULE II

                             TRANSACTIONS IN SHARES

                                      NONE

     The Letter of Transmittal and certificates for Common Shares and any other required documents should be sent to the Depositary or the U.S. Forwarding Agent at one of the addresses set forth below:

                        The Depositary for the Offer is:

                           CIBC MELLON TRUST COMPANY

                                   INQUIRIES
                           Telephone: (416) 643-5500
                           Toll Free: 1-800-387-0825
                        Email: inquiries@cibcmellon.com

          In Calgary                      In Toronto                      In Toronto
      By Hand or Courier              By Hand or Courier                    By Mail
           Suite 600                    199 Bay Street                   P.O. Box 1036
      333 7th Avenue S.W.             Commerce Court West               Adelaide Street
   Calgary, Alberta T2P 2Z1            Securities Level                 Postal Station
                                       Toronto, Ontario                Toronto, Ontario
                                            M5L 1G9                         M5C 2K4
                                   Attention: Courier Window

 The U.S. Forwarding Agent is:                                     The Information Agent is:
 MELLON INVESTOR SERVICES LLC                                    MELLON INVESTOR SERVICES LLC
      By Hand or Courier                                           44 Wall Street, 7th Floor
         120 Broadway                                              New York, New York 10005
          13th Floor                                              1-866-892-5625 (Toll Free)
   New York, New York 10271

                     The Dealer Managers for the Offer are:


              In United States:                                  In Canada:
                JPMorgan Logo
         J.P. MORGAN SECURITIES INC.               [LOGO of RBC Dominion Securities Inc.]
               270 Park Avenue                            333 7th Avenue Southwest
           New York, New York 10017                       Calgary, Alberta T2P 2Z1
           (212) 648-1995 (collect)                         Tel: (403) 299-6982
          1-866-262-0777 (Toll Free)                        Fax: (403) 299-6900

     If you have questions or need assistance, you can call the Dealer Managers and the Information Agent at their respective addresses and telephone numbers set forth above. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.